                            STOCK PURCHASE AGREEMENT

      THIS STOCK PURCHASE AGREEMENT dated October 8, 1998 ("Agreement") between AFC Cable Systems, Inc., a Delaware corporation ("Buyer"), on the one hand, and Jaakko Uuranniemi, Teppo Uuranniemi and Heidi Uuranniemi, on the other hand (collectively, the "Shareholders" and individually, a "Shareholder").

                              W I T N E S S E T H:

      WHEREAS, Buyer wishes to buy from Shareholders, and Shareholders wish to sell to Buyer, on the terms and for the consideration hereinafter provided, capital stock of Georgia Pipe Company, a Georgia corporation (the "Company"), which represents one hundred (100%) percent of the issued and outstanding capital stock of the Company.

      NOW, THEREFORE, in consideration of the premises and of the representations and warranties, covenants and agreements hereinafter made, the parties hereto do hereby agree as hereinafter set forth:

      1.   AGREEMENT TO BUY AND SELL COMPANY STOCK.

            1.1 Sale of Stock. Subject to the terms and conditions of this Agreement, and in reliance upon the representations, warranties, covenants and agreements of Buyer herein contained, Shareholders agree that they will sell, convey, transfer, assign and deliver to Buyer at the Closing provided for in
Article 2, 1,000 shares of the Company's common stock, no par value per share, (collectively, the "Company Stock"), representing one hundred (100%) percent of the issued and outstanding capital stock of the Company.

            1.2 Consideration for Sale and Transfer of the Company Stock.
Subject to the terms and conditions of this Agreement and in reliance upon the representations, warranties, covenants and agreements of Shareholders herein contained, and in full consideration of such sale, conveyance, transfer, assignment and delivery of the Company Stock to Buyer, Buyer agrees to pay and deliver to Shareholders a purchase price (the "Purchase Price") equal to the sum of:
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                  (a) the difference between (i) US $24,500,000 and (ii) the sum of (aa) the fair market value of the Uuranniemi Parcel (as defined in Section
4.7 hereof) as jointly determined by Buyer and Shareholders (the "Real Estate Fair Market Value") based upon a mutually satisfactory appraisal thereof conducted as of a recent date prior to the Closing plus (bb) the book value of any titanium dioxide inventory of the Company on hand as of the Closing (the "Excluded Inventory Value") plus

                  (b) an amount equal to the "Earnings of the Company for the Seven Month Period Beginning June 1, 1998 and Ending December 31, 1998" (as defined in Section 2.4(d) hereof) .

      The Purchase Price shall be paid as provided in Sections 2.2 and 3 hereof. The Purchase Price shall be subject to possible adjustment as provided in
Section 2.4 hereof.

            1.3 Section 338(h)(10) Election. (a) The parties intend and agree that, if requested by Buyer in writing no later than ten (10) days prior to the Closing Date (as hereinafter defined) (the "Notice"), the transactions provided for herein shall be covered by an election under Section 338(h)(10) of the Internal Revenue Code of 1986, as amended (the "Code"). All of the parties hereto agree that they will, if so requested by Buyer, before and after the Closing, file such elections and take such other actions, and cause the Company to file such elections and take such other actions, as and when Buyer shall deem necessary to make a timely and effective election under Section 338(h)(10) of the Code (the "Election") in connection with the transactions contemplated by this Agreement.

            (b) The allocation of the Purchase Price (the "Purchase Price Allocation") for federal and state income tax purposes shall be as specified by Buyer and provided to Shareholders, and the parties agree to file all returns, reports and elections required by law in a manner consistent therewith. The interim calculation referenced in Section 1.3(d)(i) below shall be based on the initial Purchase Price Allocation provided by Buyer to Shareholders. To enable Buyer to formulate its initial Purchase Price Allocation, Shareholders will give to Buyer and its advisers access to the Company's books and records, the Company's auditors and such other information as Buyer may reasonably request. Such initial Purchase Price Allocation may be refined to a final Purchase Price Allocation by Buyer prior to payment of the Section 1.2(b) amount to reflect more current and accurate information. The Purchase Price Allocation shall be prepared in compliance with applicable provisions of the Code.

            (c) In the event that the Election is made pursuant to this Section 1.3, the Purchase
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Price shall be adjusted (the "338(h)(10) Adjustment"), as provided in Sections
1.3(d) and 1.3(e) herein for the amount of any additional federal and state income taxes which the Shareholders may be required to pay in connection with the transactions contemplated by this Agreement and which arise solely as a result of the making of the Election, so as to ensure that the Shareholders' net after tax proceeds are no less than the net after tax proceeds the Shareholders would have otherwise realized in the absence of the making of the Election.

            (d)(i) Within five (5) days after receipt by Shareholders of the Notice and initial Purchase Price Allocation from Buyer, Shareholders shall prepare or cause to be prepared a calculation of the 338(h)(10) Adjustment with respect to the payment to be made pursuant to Section 1.2(a) hereof, and shall provide such calculation to Buyer. Such calculation shall be an interim calculation based on the initial Purchase Price Allocation, but shall be binding on Buyer and Shareholders at the Closing, and the amount of such 338(h)(10) Adjustment shall be paid to Shareholders at Closing, unless Buyer, prior to Closing, notifies Shareholders in writing that it has determined not to file the Election. In such event, the Notice shall be deemed withdrawn and no Election shall be filed.

                  (ii) In the event the decision is made to file the Election, then with respect to the calculation of the 338(h)(10) Adjustment to the payments to be made under Section 1.2(a) and Section 1.2(b) hereof, the following procedures shall apply: within 10 days after determination of the amount to be paid pursuant to Section 1.2(b), Shareholders shall prepare or cause to be prepared a calculation of the final 338(h)(10) Adjustment with respect to the Section 1.2(a) and Section 1.2(b) amounts reflecting the final Purchase Price Allocation, and shall provide such calculations to Buyer. Such calculations shall each be final, conclusive and binding on Buyer and Shareholders, unless Buyer, within ten (10) days after receipt of the calculation notifies Shareholders of its disagreement in writing with either or both of the calculations. If Buyer notifies Shareholders in writing of its disagreement with Shareholder's calculations within such ten (10) day period, the Buyer and Shareholders shall attempt to resolve their differences with respect thereto within 10 business days after Shareholder's receipt of Buyer's written notice of disagreement. In this regard, Buyer and Shareholders shall each make available to the other their respective accountants for consultation with one another. Any disputes not resolved by Buyer and Shareholders within such 10 day period will be resolved by an accounting firm mutually acceptable to both parties or, in the absence of agreement as to the selection of such accounting firm, by a "big five" accounting firm selected by lot after eliminating any of such firms then or previously engaged by Buyer or any of the Shareholders. The determination of the calculations by any accounting firm so selected shall be final, conclusive and binding upon the parties. The fees and expenses of such accounting firm in acting under this section shall be borne one-half by the Shareholders, on the one hand, and one-half by the Buyer on the other hand. Upon final determination, the remaining 338(h)(10) Adjustment amount (which amount shall be
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adjusted to reflect any appropriate adjustments resulting from differences between the initial and final Purchase Price Allocation and/or the procedures for review and resolution of disputes provided for in this subsection (d)(ii)) shall be paid promptly to Shareholders. Simultaneously therewith, Shareholders will pay to Buyer interest on the amount of the 338(h)(10) Adjustment paid by Buyer to Shareholders at Closing, at the prime rate of interest published in the Wall Street Journal on the Closing Date, for the period from the Closing Date until the date such 338(h)(10) Adjustment is paid to the appropriate taxing authority or authorities. In addition, when the Shareholders remit to the appropriate taxing authority the 338(h)(10) Adjustment to be paid by Buyer to Shareholders in respect of the payment made under Section 1.2(b) hereof, Shareholders shall simultaneously (with such remittance to the taxing authority) pay to Buyer interest thereon at the aforesaid prime rate for the period from the date such 338(h)(10) Adjustment is paid to Shareholders until the date of such remittance.

            (e) In determining the 338(h)(10) Adjustment, the parties specifically agree that the following assumptions shall be used:

                  (i) The Purchase Price Allocation shall be as specified by Buyer pursuant to Section 1.3(b) hereof.

                  (ii) It shall be assumed that the applicable federal ordinary income tax rate is 39.6% and that the applicable federal capital gains tax rate is 20%.

                  (iii) It shall be assumed that the applicable state income tax rate or rates are the highest stated marginal tax rates of the applicable state net of any federal tax benefits derived from the payment of state tax, assuming:
(i) that the state tax is paid in the year of receipt of the income upon which the state tax is so payable, (ii) the state tax for 1998 shall be deductible for federal income tax purposes without regard to the alternative minimum tax and
(iii) the state tax for 1999 shall be deductible for federal income tax purposes subject to the alternative minimum tax, if applicable, as documented by Shareholders.

                  (iv) It shall be assumed that the State of Georgia would not impose any taxes on the transactions contemplated by this Agreement in the absence of a Section 338(h)(10) election, and, accordingly, that any 338(h)(10) Adjustment shall include, at a minimum, additional Georgia state income taxes.

                  (v) All calculations shall be "grossed up" to reflect the taxes that would be payable on each 338(h)(10) Adjustment amount itself so that the net after tax proceeds to the Shareholders in the event of the Election are no less than the net after tax proceeds to the Shareholders without an Election.

            (f) Notwithstanding any provision of this Section 1.3 to the contrary, in the event that the federal or state individual income tax return of any Shareholder for the calendar years 1998 or 1999 is finally adjusted after examination by the relevant taxing authority, and a final determination of taxes is made (whether by agreement, compromise, or as the result of litigation), then, upon presentation to Buyer of the appropriate documentation, Buyer shall promptly reimburse the Shareholder for any additional federal and state income taxes, penalties and interest which the Shareholder may be required to pay, and Shareholders shall promptly reimburse Buyer for any refunds of federal or state income taxes which Shareholders may be entitled to receive, in connection with the transactions contemplated by this Agreement and which arise solely as a result of making the Election, so as to ensure that the Shareholders net after tax proceeds are no less than the net after tax proceeds the Shareholders would otherwise have realized in the absence of making the Election.

      2.    CLOSING AND PAYMENT OF A PORTION OF THE PURCHASE PRICE.

            2.1 Closing. Subject to the satisfaction of the conditions precedent of Buyer and Shareholders set forth in Article 9 and Article 10 hereof, the closing of the transactions contemplated hereby (the "Closing") shall be held at the offices of Adler Pollock & Sheehan P.C., 2300 BankBoston Plaza, Providence, Rhode Island at 10:00 A.M. on Friday, October 30, 1998 or on such later time and date, not to exceed November 30, 1998, as the conditions specified in Articles 9 and 10 hereof shall have been satisfied or waived. The time and date of the Closing is herein called the "Closing Date".

            2.2 Payment of a Portion of Purchase Price. At the Closing, against transfer of title to the Company Stock from Shareholders to Buyer, the Buyer shall:

                  (a) pay by wire transfer of immediately available United States funds to Shareholders (to and among them in proportion to their relative percentage ownership interests in the Company Stock) a portion of the Purchase Price equal to the difference between (i) US $24,500,000 and (ii) the sum of
(aa) the Real Estate Fair Market Value plus (bb) the Excluded Inventory Value plus (cc) US $1,500,000;

                  (b) pay by wire transfer of immediately available United States Funds to State Street Bank and Trust Company (the "Escrow Agent") a portion of the Purchase Price equal to ONE MILLION FIVE HUNDRED THOUSAND UNITED STATES DOLLARS (US $1,500,000), which shall be held by the Escrow Agent and administered and disposed of by the Escrow Agent in accordance with the terms and provisions of an escrow agreement by and among Shareholders, Buyer and Escrow Agent in the form of Exhibit A attached hereto (the

"Escrow Agreement"). To the extent that distributions from the funds under the Escrow Agreement are insufficient to pay Buyer any amounts payable to Buyer under any of Sections 4.10(d) or 12.1 hereof, Shareholders, jointly and severally, shall immediately pay any deficiencies to Buyer.

      The balance of the Purchase Price shall be paid as provided in Section 3 hereof, and the Purchase Price shall be subject to possible adjustment as provided in Section 2.4 hereof. The parties intend that all amounts of cash and stock payable to Shareholders under this Section 2.2 hereof and Section 3 hereof, and all incentive compensation payable to Jaakko Uuranniemi, Teppo Uuranniemi and Tuula Uuranniemi under their respective Employment Agreements (as defined in Section 9.14 hereof), shall be treated as purchase price for tax and book accounting purposes.

            2.3 Transfer of Company Stock. At the Closing, Shareholders shall transfer to Buyer or its nominee all right, title and interest in the Company Stock as provided herein. Said transfer shall be effected by delivery to Buyer of the stock certificates representing the Company Stock accompanied by stock assignment forms executed by Shareholders in favor of Buyer.

            2.4   Possible Adjustment to Purchase Price.

                  (a) Following the Closing, if the "Net Worth" (as defined in
Section 2.4(d) hereof and determined as hereinafter provided) of the Company as of the Closing Date is less than an amount (the "Minimum Net Worth") equal to the sum of (1) US $11,317,683 plus (2) "Net Income" of the Company (as defined in Section 2.4(d) hereof and determined as hereinafter provided) for the period between June 30, 1998 and the Closing Date, then the Purchase Price shall be adjusted by an amount equal to, and Shareholders shall pay Buyer (by wire transfer of immediately available United States funds) an amount equal to, the difference between (i) the Minimum Net Worth and (ii) the Net Worth of the Company as of the Closing Date. Shareholders shall pay the amount of any such payment to Buyer within ten (10) business days following the final determination of both (i) the Net Worth of the Company as of Closing Date and (ii) Net Income of the Company for the period between June 30, 1998 and the Closing Date, determined as hereinafter provided.

                  (b) Within forty-five (45) days after the Closing, Shareholders shall prepare or cause to be prepared and will furnish to Buyer:
(1) unaudited but reviewed statements of income and retained earnings of the Company for the period between June 30, 1998 and the Closing Date, which shall have been prepared in accordance with United States generally accepted accounting principles ("US GAAP"), consistently applied with prior periods, (2) an unaudited but reviewed balance sheet of the Company as of the Closing Date, which shall have been prepared in accordance with US GAAP, consistently applied with prior periods, (3) an unqualified report of the Company's presently serving auditors stating that they have reviewed such statements of income and balance sheet in accordance with the generally accepted standards for a review, (4) a statement showing Shareholders' determination and calculation ("Shareholders' Determination") of: (i) Net Income of the Company for the period beginning June 30, 1998 and ending on the Closing Date and (ii) the Net Worth of the Company as of the Closing Date, and (5) a certificate of the Company's presently serving auditors certifying that the foregoing financial statements and Shareholders' Determination have been prepared in accordance with the requirements of this
Section 2.4. For purposes of preparing the balance sheet referred to in clause
(2) above, inventory shall be physically taken as of the Closing Date by Shareholders, and Buyer shall be entitled to participate therein.

                  (c) Following Shareholders' delivery to Buyer of the statements, reports and certificates to be delivered by Shareholders to Buyer pursuant to subsection (b) of this Section 2.4 hereof, unless Buyer notifies Shareholders in writing that Buyer disagrees with Shareholder's Determination within 20 business days after Buyer's receipt thereof, Shareholder's Determination shall be final, conclusive and binding on Buyer and Shareholders. If Buyer notifies Shareholders in writing of its disagreement with the Shareholder's Determination within such 20 day period, then Buyer and Shareholders shall attempt to resolve their differences with respect thereto within 30 business days after Shareholder's receipt of Buyer's written notice of disagreement. Any disputes not resolved by Buyer and Shareholders within such 30 day period will be resolved by an accounting firm mutually acceptable to both parties or, in the absence of agreement as to the selection of such accounting firm, by a "big five" accounting firm selected by lot after eliminating any of such firms then or previously engaged by Buyer or any of the Shareholders. The determination of any accounting firm so selected as to the Net Worth of the Company as of the Closing Date and/or Net Income of the Company for the period between June 30, 1998 and the Closing Date, either or both, as applicable, shall be final, conclusive and binding upon the parties. The fees and expenses of such accounting firm in acting under this section shall be borne one-half by Shareholders, on the one hand, and one-half by Buyer on the other hand.

                  (d) As used herein, (1) "Net Worth" of the Company shall mean the Total Stockholders' Equity of the Company, calculated in accordance with US GAAP, consistently applied with prior periods, (2) "EBIT" of the Company shall mean earnings before interest and taxes, calculated in accordance with US GAAP, consistently applied with prior periods, (3) "Net Income" of the Company shall mean Net Income, calculated in accordance with US GAAP, consistently applied with prior periods, and (4) "Earnings of the Company for the Seven Month Period Beginning June 1, 1998 and Ending December 31, 1998" shall mean the sum of (a) Net Income of the Company for the period between June 1, 1998 and the Closing Date plus (b) EBIT of the Company for the period between the Closing Date and December 31, 1998.

                  (e) For purposes of Section 2.4 and 3.3 hereof, and without impairment of or departure from the procedures therein set forth: (A) Shareholders shall be entitled to consult with, and engage the assistance of, the Company's presently serving auditors in taking any action or making any decision required to be taken or made by Shareholders, and (B) Buyer shall be entitled to consult with, and engage the assistance of, Buyer's auditors in taking any action or making any decision required to be taken or made by Buyer. In addition, the parties agree to cause their respective auditors to make available to each other, at all reasonable times, their respective workpapers, if any, relating to the financial statements, reports and certificates to be prepared and delivered pursuant to Sections 2.4 and 3.3. For purposes of Sections 2.4 and 3.3 hereof, and notwithstanding any other provisions of this Agreement, any required calculations shall be made as if no election under Code
Section 338, including but not limited to the Election under 338(h)(10), had been made.

      3.    POST CLOSING PAYMENT OF BALANCE OF PURCHASE PRICE.

            3.1 Payment of Balance of Purchase Price; and Time of Payment. Following the Closing, Buyer shall also pay to Shareholders (to and among them in proportion to their relative percentage ownership interests in the Company Stock) the balance of the Purchase Price which shall be equal to Earnings of the Company for the Seven Month Period Beginning June 1, 1998 and Ending December 31, 1998 (as defined in Section 2.4(d) hereof), determined as hereinafter provided. The balance of the Purchase Price shall be paid to Shareholders within ten (10) business days following the final determination of EBIT of the Company for such period.

            3.2 INTENTIONALLY LEFT BLANK.

            3.3 Determination of Earnings of the Company for the Seven Month Period Beginning June 1, 1998 and Ending December 31, 1998.

                  (a) After the end of calendar year 1998, Buyer shall prepare or caused to be prepared and will furnish to Shareholders not later than February 28, 1999: (1) statements of income of the Company for the 7 month period beginning June 1, 1998 and ending December 31, 1998, which shall have been prepared in accordance with US GAAP, consistently applied with prior periods, (2) a statement showing Buyer's determination and calculation ("Buyer's Determination") of Earnings of the Company for the Seven Month Period Beginning June 1, 1998 and Ending December 31, 1998 and (3) a certificate of Buyer's Chief Financial Officer certifying that the foregoing financial statements and Buyer's Determination have been prepared in accordance with this Section 3 hereof.

                  (b) Following Buyer's delivery to Shareholders of the statements and certificates to be delivered by Buyer to Shareholders pursuant to subsection (a) of this Section 3.3 hereof, unless Shareholders notify Buyer in writing that Shareholders disagree with Buyer's Determination within twenty (20) business days after Shareholders' receipt thereof, Buyer's Determination shall be final, conclusive and binding on Buyer and Shareholders. If Shareholders notify Buyer in writing of their disagreement with the Buyer's Determination within such twenty (20) day period, then Buyer and Shareholders shall attempt to resolve their differences with respect thereto within thirty (30) business days after Buyer's receipt of Shareholders' written notice of disagreement. Any disputes not resolved by Buyer and Shareholders within such thirty (30) day period will be resolved by an accounting firm mutually acceptable to both parties or, in the absence of agreement as to the selection of such accounting firm, by a "big five" accounting firm selected by lot after eliminating any of such firms then or previously engaged by Buyer or any of the Shareholders. The determination of any accounting firm so selected, as to the amount of Earnings of the Company for the Seven Month Period Beginning June 1, 1998 and Ending December 31, 1998, shall be final, conclusive and binding upon the parties. The fees and expenses of such accounting firm in acting under this section shall be borne one-half by Shareholders, on the one hand, and one-half by Buyer on the other hand.

      3.4 Form of Payments. All payments of the Purchase Price payable by Buyer to Shareholders shall be paid by wire transfer of immediately available United States funds. Notwithstanding the foregoing or anything to the contrary elsewhere herein contained, Buyer may elect to pay all or a portion of the balance of the Purchase Price (payable following the Closing pursuant to Section
3.1 hereof) in either of, or in a combination of: (i) shares of Buyer's Common Stock, $0.01 par value per share ("Common Stock") or (ii) Buyer's two-year, unsecured promissory notes bearing interest at the prime rate, with interest paid quarterly, provided that shares of Buyer's Common Stock and Buyer's promissory notes may not be used to pay more than US $3,300,000 of such balance of the Purchase Price. Any portion of the balance of the Purchase Price which Buyer elects to pay in shares of Buyer's Common Stock shall be paid by delivery from Buyer to Shareholders of stock certificates, representing a number of shares of Buyer's Common Stock having a value (as hereinafter determined) equal to the portion of the balance of the Purchase Price which Buyer elects to pay in shares of Buyer's Common Stock. In the case of any portion of the balance of the Purchase Price which Buyer elects to pay in shares of Buyer's Common Stock, the number of shares of Buyer's Common Stock to be delivered to Shareholders to pay such portion of the balance of the Purchase Price shall be determined by dividing the portion of the balance of the Purchase Price which is to be paid in Buyer's Common Stock by a price per share (the "Stipulated Value Per Share") which is equal to the arithmetic average of the mean of the closing bid and asked prices for Buyer's Common Stock on the NASDAQ National Market, or such other nationally recognized market in which the Common Stock trades if such Common Stock is no longer listed on the NASDAQ National Market, for the twenty (20) trading days consisting of the last ten (10) trading days in October 1998 and the first ten (10) trading days in March 1999. Any portion of the balance of the Purchase Price which Buyer elects to pay with Buyer's promissory notes shall be paid by delivery from Buyer to Shareholders of promissory notes of Buyer in the form of Exhibit B attached hereto (the "Buyer's Promissory Notes").

            3.5 Purchase of Additional Shares by Shareholders. If the balance of the Purchase Price payable pursuant to Section 3.1 hereof is less than US $3,300,000, and if Buyer elects to pay the entire balance of the Purchase Price in shares of Buyer's Common Stock, then, if so directed by Buyer, Shareholders will purchase from Buyer, at the same time that Buyer pays the balance of the Purchase Price pursuant to Section 3.1 hereof, a number of shares of Buyer's Common Stock (the "Number of Additional Shares") equal to (A) the difference between US $3,300,000 and the balance of the Purchase Price payable pursuant to
Section 3.1 hereof divided by (B) the Stipulated Value Per Share. For each such share of Buyer's Common Stock to be purchased by Shareholders, Shareholders will pay Buyer a purchase price per share equal to the Stipulated Value Per Share, payable in full in United States Dollars, against simultaneous delivery from Buyer to Shareholders of stock certificates representing a number of shares of Buyer's Common Stock as is equal to the Number of Additional Shares.

      The number of shares of Buyer's Common Stock to be issued by Buyer to Shareholders pursuant to Sections 3.4 and 3.5 hereof and the Stipulated Value Per Share shall be equitably adjusted to reflect any stock split or recapitalization by Buyer occurring at any time (i) during or after the last 10 trading days in October 1998 and (ii) up to and including the date of issuance of Buyer's Common Stock pursuant to Sections 3.4 and 3.5 hereof.

            3.6 Interim Covenants. Until Buyer has paid to Shareholders the balance of the Purchase Price pursuant to Section 3.1 hereof, Buyer will: (a) not sell the Company to a person not affiliated with Buyer, (b) operate the Company's business in substantially the same manner as currently operated, (c) not terminate the employment of Jaako Uuranniemi, Teppo Uuranniemi, Tuula Uuranniemi or any other Shareholder employed by the Company after the Closing (except that nothing herein shall prevent a termination "for cause") and (d) without Shareholders' prior approval not to be unreasonably withheld or delayed, and for so long as Jaakko Uuranniemi is President of the Company not (i) make any material change to the Company's management team or (ii) reduce the salary and bonus compensation payable to any of Matti Rajala, Ronnie Miller and Ulysses Smith below the levels specified on Schedule 4.13 attached hereto (except that nothing herein shall prevent a termination "for cause"). For the purpose of this
Section 3.6 only, any portion of the balance of the Purchase Price which Buyer elects to pay with Buyer's Promissory Notes shall be deemed paid upon the delivery of such notes to the Shareholders.

      4.    REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS.

            Except as any representations and warranties in this Section 4 may be qualified by disclosures made in the Schedules attached to this Agreement, Shareholders, jointly and severally, represent, warrant and agree to and with Buyer as of the date hereof and as of the Closing Date as follows:

            4.1 Organization and Qualification of the Company. The Company is duly organized and validly existing under the laws of the State of Georgia. The Company has the requisite corporate power and authority to own or lease all of its properties and assets and to conduct its business in the manner and in the places where such properties are owned or leased or such business is now conducted. The Company is duly qualified, licensed and authorized to do business as a foreign corporation and is in good standing as a foreign corporation in each jurisdiction where such qualification, licensing or authorization is required.

            4.2 Authority of Shareholders and the Company. This Agreement and each of the other agreements and other documents and instruments delivered or to be delivered to Buyer pursuant to or in contemplation of this Agreement will constitute, when so delivered, the valid and binding obligations of such of the Company and the Shareholders as are parties thereto and shall be enforceable against such parties in accordance with their respective terms .except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally, or by the exercise of judicial discretion in accordance with general equitable principles. Each of the Shareholders has full power and authority to execute, deliver and perform his or her obligations under this Agreement and each of the other agreements and other documents and instruments to be delivered hereunder and to perform his or her obligations.

            The execution, delivery and performance of this Agreement or any such other agreement, document or instrument by the Company or Shareholders, except as specifically identified on the Schedule of Breaches, Defaults and Required Consents attached hereto as Schedule 4.2, does not and will not with the passage of time or the giving of notice or both:

                  (a) result in a breach of or constitute a default by Shareholders or the Company or result in any right of termination or other effect adverse to the Company or Shareholders under any indenture or loan or credit agreement of Shareholders or the Company, or any other agreement, lease or instrument to which Shareholders or the Company is a party or by which the property of the Company or Shareholders is bound or affected;

                  (b) result in, or require, the creation or imposition of any mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance or claim of any nature whatsoever on the assets of the Company or on the Company Stock;

                  (c) result in a violation of or default under any law, rule, or regulation, or any order, writ, judgment, injunction, decree, determination or award, now in effect having applicability to Shareholders, the Company or the Company Stock;

                  (d) violate any provisions of the Articles of Incorporation or By-Laws of the Company, as amended; or

                  (e) except as disclosed on Schedule 4.2 hereof, require any approval, consent or waiver of, or filing with, any person.

            4.3 Subsidiaries. The Company has no subsidiaries and does not own any securities issued by any other individual, corporation, partnership, joint venture, trust, association, estate, joint stock company or organization, except temporary investments in the ordinary course of business.

            4.4 Capitalization. The authorized capital stock of the Company consists of: 100,000 shares of common stock, no par value per share, of which 1,000 shares are issued and outstanding and no shares are held in the treasury. All of the Company's issued and outstanding shares of capital stock are hereinafter collectively referred to as the "Company Stock." The Company Stock has been duly and validly authorized, and the Company Stock is duly and validly issued, fully paid and non-assessable; and was issued in compliance with federal and applicable state securities laws. Except as set forth on Schedule 4.4 hereto, the Company Stock is owned by Shareholders free and clear of any and all claims, liens, pledges, charges, encumbrances, mortgages, security interests, options, restrictions on transfer (other than any restrictions under federal and state securities laws), rights of first refusal, preemptive or other rights or other interests or equities or imperfections of title whatsoever. There are no other equity or debt securities of the Company authorized or issued and outstanding on the date hereof and there are no existing warrants, preemptive or other rights, options, calls, commitments, conversion privileges, or other agreements obligating the Company to issue any capital stock, or any security convertible into and/or exchangeable for capital stock of the Company.

            4.5 Valid Title to Company Stock. Except as disclosed on Schedule 4.5, shareholders have and Buyer will receive at the Closing valid and marketable title to the Company Stock, free and clear of any claims, liens, pledges, charges, encumbrances, mortgages, security interests, options, restrictions on transfer, rights of first refusal, preemptive or other rights or other agreements, interests or equities or any other imperfections of title whatsoever.

            4.6   Assets.

                  (a) Except for assets disposed of since the Interim Date (as hereinafter defined in Section 4.10 hereof) in the ordinary course of business consistent with past practice, the Company owns, or has enforceable rights to use under valid and binding leases with third parties, all assets included in the Interim Date Balance Sheet (as hereinafter defined in Section 4.10 hereof) and such assets constitute all assets necessary to the business and operations of the Company as presently conducted. Except as set forth on the Schedule of Machinery and Equipment attached hereto as Schedule 4.6(a), the machinery and equipment owned or leased by the Company (i) is in an operating condition suitable to the conduct of the Company's business, subject to normal wear and tear; (ii) has been maintained in accordance with normal industry practice;
(iii) is adequate for the Company's current needs and the Company's current production levels; and (iv) conforms with all applicable laws, ordinances and regulations.

                  (b) Except as listed on the Schedule of Liens and Encumbrances attached hereto as Schedule 4.6(b) and except for assets disposed of since the Interim Date in the ordinary course of business consistent with past practice, the Company has good and marketable title to all of its assets (including, without limitation, those reflected in the Interim Date Balance Sheet), free and clear of all claims, liens, pledges, charges, mortgages, security interests, encumbrances, equities or other imperfections of title of any nature whatsoever, except for liens for current taxes and assessments not yet due and payable.

                  (c) The inventories of the Company reflected on the Interim Date Balance Sheet and the inventories of the Company existing on the date hereof and on the Closing Date are of a quality and quantity saleable in the ordinary course of the Company's business at prevailing market prices, are valued at the lower of cost or market and reflect write-downs to realizable values in the case of items which have become obsolete, unusable or unsaleable (except at prices less than cost) through regular distribution channels in the Company's business. Subject to write-downs complying with the preceding sentence, the values of the inventories stated in the Interim Date Balance Sheet reflect the Company's normal inventory valuation policies and were determined in accordance with US GAAP, practices and methods consistently applied. Purchase commitments for raw materials and inventory are not, individually or in the aggregate, in excess of normal requirements and none are at prices in excess of the lowest prices reasonably available in the current market. Sales commitments for finished goods are all at prices in excess of prices used in valuing inventory items or of estimated costs of manufacture of items not in inventory after allowing for selling expenses and a normal profit margin except in instances of sale promotions or product introductions consistent with past practices. Since the Interim Date, no inventory items have been sold or disposed of except through sales in the ordinary course of business.

                  (d) All of the personal property leased by the Company is listed on the Schedule of Personal Property Leases attached hereto as Schedule 4.6(d), and true and complete copies of all of the lease documents have been delivered to the Buyer. All such lease documents are unmodified and in full force and effect, and there are no other agreements, written or oral, between the Company and any third parties claiming an interest in the Company's interest in any leased property or otherwise relating to the Company's use and occupancy thereof, and all covenants, conditions, restrictions, easements and similar matters affecting the leased property have been complied with by the Company.

                  (e) Except for the assets located at the premises described on the Schedule of Assets at Other Locations attached hereto as Schedule 4.6(e), all of the assets of the Company are located on the Real Property (as defined in Section 4.7 hereof), and all the assets located on such other premises are owned or leased by the Company.

            4.7   Real Property.

                  (a) With the exception of the real estate and building and improvements thereon which the Company leases at 1206-08 Sunset Drive, Thomasville, Georgia (the "Uuranniemi Parcel") and the other real property and buildings and improvements thereon which the Company leases as disclosed on the Schedule of Real Property attached hereto as Schedule 4.7, the Company does not own, lease or otherwise use any real estate in the conduct of its business. (All of such real property owned or leased by the Company, including but not limited to the Uuranniemi Parcel, together with the buildings and improvements thereon, is herein referred to as the "Real Property"; and, solely for purposes of this
Section 4.7 hereof and Articles 11 and 12 hereof, the term "Real Property" shall also include any other real property previously owned, operated or leased by the Company.) The legal description of the Uuranniemi Parcel is set forth on
Schedule 4.7.

                  (b) Except as otherwise specifically disclosed on Schedule 4.7: (i) the Real Property, and the operations thereon and the uses made thereof, and the Company's business, are in compliance with all, and are not in violation of any, Environmental Laws (as hereinafter defined); (ii) there has been no generation, use, treatment, handling, storage or disposal, or arrangement for the use, treatment, handling, storage or disposal, of Hazardous Materials on, or release or transportation of Hazardous Materials to or from, the Real Property at any time by the Company or any of its past or present officers, employees, agents or independent contractors or, to the best of Shareholders' knowledge, any other person, except in full compliance with all Environmental Laws; (iii) the Real Property has not been used at any time by the Company or any of its past or present officers, employees, agents or independent contractors or, to the best of Shareholders' knowledge, any other person, in such a manner as to cause a violation of any Environmental Law or to give rise to any liability or obligation for the remediation or restoration of the Real Property or for the treatment, storage, removal, disposal, release, arrangement for removal or disposal or transportation of any Hazardous Materials; (iv) no such violation, liability or obligation has been created by the removal, disposal or transportation of any Hazardous Materials to or from the Real Property at any time by the Company or any of its past or present officers, employees, agents or independent contractors or, to the best of Shareholders' knowledge, any other person; (v) neither the Company nor any of the Shareholders has received notice of an Environmental Action (as hereinafter defined) arising out of or relating to the Real Property or the generation, use, treatment, handling, storage or disposal, or arrangement for the use, treatment, handling, storage or disposal, of Hazardous Materials thereon, or the release or transportation of Hazardous Materials thereto or therefrom; (vi) the Real Property is not listed or proposed for listing on the National Priorities List under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or on the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the Environmental Protection Agency or any analogous state list of sites requiring investigation or clean-up and is not adjacent to any such property; (vii) none of the buildings and improvements included within the Real Property contain asbestos, and there are no underground storage tanks or polychlorinated biphenyl (PCBs) located on or at the Real Property; (viii) the Company has obtained all permits, approvals, identification numbers, licenses and other authorizations, and renewals thereof, required under Environmental Laws; all of the same are currently effective; and the Company is complying in all respects therewith;
(ix) no employees of the Company have been exposed to Hazardous Materials in violation of any Environmental Laws; and (x) the Shareholders have delivered to Buyer true, complete and correct copies or results of any and all reports, studies or tests in the possession of the Shareholders or the Company pertaining to the existence of Hazardous Materials and other environmental concerns on any part of the Real Property or concerning compliance with or liability under Environmental Laws in the operation of the business of the Company.

As used in this Section 4.7 and elsewhere in this Agreement: (1) "Environmental Action" means any action, suit, demand, demand letter, claim, notice of non-compliance or violation, investigation, proceeding, consent order or consent agreement under any Environmental Law, including, without limitation (a) any claim by any governmental or regulatory authority for enforcement, clean-up, removal, response, remedial or other actions or damages pursuant to any Environmental Law and (b) any claim by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to the environment; (2) "Environmental Laws" and "Environmental Law" means any federal, state or local law, rule, regulation, order, writ, judgment, injunction, decree, determination or award relating to the environment or Hazardous Materials, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act, the Hazardous Materials Transportation Act, the Clean Water Act, the Toxic Substances Control Act, the Clean Air Act, the Safe Drinking Water Act, the Atomic Energy Act and the Federal Insecticide, Fungicide and Rodenticide Act, in each case, as amended from time to time; and (3) "Hazardous Materials" means (a) petroleum or petroleum products, natural or synthetic gas, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and radon gas, (b) any substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials" "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants" "contaminants" or "pollutants" or words of any similar import, under any Environmental Law and (c) any other substance exposure to which is regulated under any Environmental Law.

                  (c) The Real Property, and the operations thereon and the uses made thereof, are in compliance with all fire, building and zoning laws, statutes, ordinances, codes, rules, regulations and decrees.

                  (d) No notice of violation of any applicable federal, state, or local statute, ordinance, order, requirement, law, rule, regulation (including, without limitation, any Environmental Law), or of any covenant, condition, restriction or easement affecting the Real Property with respect to the use or occupancy of the Real Property has been received by the Shareholders or the Company.

                  (e) To the best of Shareholders' knowledge, there is no plan, study or effort by any governmental authority or any other person which may prevent or hinder the continued use of the Real Property as heretofore used in the conduct of the business by the Company.

                  (f) There is not (i) to the best of Shareholders' knowledge, any intended or proposed federal, state, or local statute, ordinance, order, requirement, law, rule or regulation (including, but not limited to, zoning changes) which may prevent or hinder the continued use of the Real Property as heretofore used in the conduct of the business by the Company or (ii) any suit, action, claim or legal, administrative, arbitration or other proceeding or governmental investigation (other than Environmental Actions) pending or, to the best of Shareholders' knowledge, threatened or contemplated against or affecting either the Real Property or the use thereof.

                  (g) There is no existing or, to the best of Shareholders' knowledge, proposed or contemplated eminent domain proceeding that would or could result in the taking of all or any part of the Real Property that would prevent or hinder the continued use of the Real Property as heretofore used in the conduct of the business by the Company.

                  (h) Except as set forth on Schedule 4.7, there are no encroachments onto the Real Property by any improvements on any adjoining property.

                  (i) Except as set forth on Schedule 4.7, there are no encroachments onto any adjoining property by any improvements on the Real Property.

                  (j) There are no unpaid taxes, local improvement levies, assessments (special, general or otherwise) or bonds of any nature affecting the Real Property or any portion thereof.

                  (k) Except as set forth on Schedule 4.7, neither the Company nor, to the best of Shareholders' knowledge, any owner of the Real Property has subjected the Real Property to any lease, sublease, tenancy, concession, license, occupancy agreement or similar right other than the Company's leasehold interest in the Real Property.

                  (l) Mr. Jaakko Uuranniemi owns good and marketable fee simple absolute title to the Real Property, free and clear of any and all mortgages, deeds of trust, liens, encumbrances, claims, charges, security interests, equities, covenants, conditions, restrictions, easements, rights of way or other matters, whether or not of record, except as set forth on Schedule 4.7.

                  (m) To the best of Shareholders' knowledge, all covenants, conditions, restrictions, easements and similar matters affecting the Real Property have been complied with.

                  (n) Except as set forth on Schedule 4.2, neither this Agreement nor anything provided to be done under this Agreement violates or shall violate any contract, document, understanding, agreement, arrangement or instrument affecting the Real Property.

                  (o) The buildings and improvements included among the Real Property are in a state of condition, maintenance and repair suitable to the conduct of the Company's business, subject to normal wear and tear.

            4.8 Conduct of the Business. Neither Shareholders nor the Company is a party to, or subject to or bound by, nor are any of the Company's assets subject to or bound by, any agreement, oral or written, or any judgment, law, rule, regulation, order, writ, injunction or decree of any court or governmental or administrative body which prohibits or adversely affects or upon the consummation of the transactions contemplated hereby would prohibit or adversely affect: (i) the use of any or all of the assets and property of the Company necessary for its operation in the ordinary course of business; or (ii) the conduct of the business and operations of the Company, in each case in substantially the same manner as such business has heretofore been conducted by it. Shareholders have no specific knowledge that business relations currently maintained with the suppliers, customers and persons having business relations with the Company will not be similarly maintained after the date hereof and the date of the Closing. Without limiting the generality of the foregoing, no supplier, distributor or customer of the Company has notified the Company or any of the Shareholders that it intends to discontinue its relationship with the Company.

            4.9 Permits and Licenses. Except as set forth on the Schedule of Regulatory Licenses, Consents, Permits and Authorizations attached hereto as
Schedule 4.9, the Company is not required by any person, entity or governmental authority, foreign or domestic, federal, state or local, to obtain or maintain any consents, authorizations, licenses, permits, orders, certificates, registrations, security and other clearances, and qualifications which are necessary to the conduct of its business as presently conducted or required by applicable laws. Except as set forth on Schedule 4.9, the Company has obtained all such consents, authorizations, licenses, permits, orders, certificates, registrations, security and other clearances, and qualifications which are necessary to the conduct of its business or required by applicable laws; and the same are valid and subsisting. The Company is not required to have any form of security clearance from any governmental agency in order to conduct its business and operations in the manner it is presently conducted.

            4.10  Financial Statements and Undisclosed Liabilities.

                  (a) Shareholders have delivered to Buyer (1) the regularly prepared unaudited balance sheets of the Company as of May 31, 1998 and June 30, 1998, and regularly prepared unaudited statements of income of the Company for each of the interim periods then ended, (2) restated unaudited balance sheets of the Company as of May 31, 1998 and June 30, 1998, and restated unaudited statements of income of the Company for each of the interim periods then ended,
(3) the audited balance sheets of the Company as of December 31 , 1997, December 31, 1996 and December 31, 1995, and the audited statements of income and retained earnings and cash flows of the Company for each of the fiscal years then ended, including, in each case, the related notes and (4) a restated balance sheet of the Company as of December 31, 1997, and restated statements of income of the Company for the fiscal year then ended, (all of which financial statements and notes referred to in clauses (1), (2), (3) and (4) of this subsection (a) of this section 4.10 hereof are collectively referred to as the "Financial Statements"). The regularly prepared balance sheet of the Company as of May 31, 1998 is hereinbefore and hereinafter referred to as the "Interim Date Balance Sheet", and May 31, 1998 is hereinbefore and hereinafter referred to as the "Interim Date". Prior to the Closing, Shareholders will promptly furnish to Buyer both regularly prepared and similarly restated balance sheets and income statements of the Company as of and for the period ending at the end of each month following June 30, 1998 which ends prior to the Closing.

                  (b) All of the Financial Statements: (i) are true, complete and correct and present fairly the financial position of the Company as of the dates thereof and the results of operations and changes in financial position for the respective periods covered by such statements; (ii) are consistent with the books and records of the Company; and (iii) have been prepared in accordance with US GAAP applied on a consistent basis except, with respect to interim statements, normal year-end adjustments.

                  (c) The Company, as of the Interim Date and the Closing Date, has no indebtedness, liability, claim or obligation of any nature, fixed or contingent, choate or inchoate, liquidated or unliquidated, secured or unsecured or otherwise, except: (i) liabilities specifically described and reflected dollar for dollar on the Interim Date Balance Sheet; (ii) fixed liabilities incurred in the ordinary course of business on commercially reasonable terms since the Interim Date, in kind and amounts consistent with past practices;
(iii) fixed commercial obligations to perform pursuant to executory contracts entered into in the ordinary course of business, consistent with past practices, and not in default, as disclosed pursuant to Section 4.13; and (iv) liabilities specifically disclosed and reflected dollar for dollar on the Schedule of Liabilities attached hereto as Schedule 4.10(c). There is no existing condition, situation or set of circumstances which will result in any such liabilities except for the liabilities identified in clauses (i) through (iv) of this
Section 4.10(c).

                  (d) All receivables of the Company including accounts receivable, contracts receivable, loans receivable, notes receivable and advances shown on the Interim Date Balance Sheet or those acquired after the Interim Date and, in either case, not collected on or prior to the Closing Date (collectively, the "Accounts") arose from bona fide transactions in the ordinary course of business, represent accounts validly due for goods sold or services rendered or validly incurred indebtedness on the part of those obligated thereon, and are fully collectible dollar for dollar in the normal course of business in the aggregate face amounts thereof without offset, counterclaim or resort to litigation, except to the extent of an allowance for doubtful accounts equal to US $4,491 (the "Reserve for Doubtful Accounts"). There has not been asserted nor does there exist any counterclaim or claim for offset against any of the Accounts. None of the Accounts have been outstanding for more than one hundred (120) days from the date of the respective invoice.

At Buyer's election, following the Closing, within ten (10) business days after Buyer delivers to Shareholders a schedule of all of the Accounts which remain unpaid after the expiration of a collection period commencing on the Closing Date and expiring one hundred twenty (120) days thereafter, Shareholders will immediately pay to Buyer an amount equal to the difference between (A) the aggregate face amount of such unpaid Accounts (less the aggregate amount of any unpaid Accounts forgiven by Buyer) and (B) the Reserve for Doubtful Accounts, against simultaneous delivery by Buyer to Shareholders of an appropriate bill of sale conveying the unpaid Accounts to Shareholders and entitling Shareholders to collect such Accounts in their own name. Any and all payments received by Buyer or the Company after the collection period for which Buyer has heretofore been reimbursed by Shareholders shall promptly be paid over to Shareholders. Buyer shall cause the Company to exercise its reasonable best efforts to collect all such unpaid Accounts consistent with past practices before the end of the aforesaid collection period; however, the Company will not be required to initiate legal proceedings for this purpose. For purposes of determining payment of a receivable under this guaranty of payment, all amounts paid by a customer after the Closing shall first be applied to the specific receivable account, if any, identified by the customer with the payment or, failing such identification, applied to the oldest outstanding receivable account of such customer.

                  (e) Since the Interim Date, there have been no reserves taken or reversed or assets written down or written up except as set forth on the Schedule of Reserves Taken and Assets Written Down or Up attached hereto as
Schedule 4.10(e).

            4.11 Compliance with Laws. Except as set forth on the Schedule of Noncompliance with Laws attached hereto as Schedule 4.11 and excluding Environmental Laws, the Company has been and is, and its business has been and is being conducted and operated, in compliance with the requirements of all applicable statutes, laws, ordinances, regulations, rules, codes or decrees, whether foreign or domestic, federal, state or local, which affect the Company or its business or to which the Company is subject, including, without limitation, those relating to fair labor practices and standards; equal employment practices; occupational safety and health; export/import licenses or controls; foreign exchange controls; restraint of trade and unfair competition; immigration and federal procurement. Except as set forth on Schedule 4.11, neither the Company nor the Shareholders has received any notice or other communication from any person with respect to an alleged, actual or potential violation and/or failure to comply with any of the foregoing.

            4.12 Patents, Trade Names, Trademarks and Copyrights. All patents, patent applications, trade names, registered or common law trademarks, trademark applications, registered copyrights, unregistered copyrights and copyright applications owned by or licensed to or used by the Company are listed on the Schedule of Patents, Trademarks and Copyrights attached hereto as Schedule 4.12 and have been duly registered in, filed in or issued by the United States Patent and Trademark Office, the United States Register of Copyrights or the corresponding offices of other countries, states or other jurisdictions to the extent set forth on said Schedule 4.12, and have been properly maintained and renewed in accordance with all applicable provisions of law and administrative regulations in the United States and each such country, state or other jurisdiction. Except as set forth in said Schedule 4.12, the Company's use of said patents, trade names, trademarks or copyrights does not require the consent of any third party and the same are freely transferable and are owned exclusively by the Company free and clear of any attachments, liens, royalties, encumbrances, adverse claims, licenses or any other ownership or other interest of any other person whatsoever (including, without limitation, Shareholders). Except as described in Schedule 4.12, no person has a license to use any of such patents, trade names, trademarks or copyrights or applications therefor. No order, decree, judgment or stipulation has ordered, decreed, adjudged, stipulated, found or determined that the Company or any of the Shareholders has infringed any adversely held patent, trade name, trademark or copyright; and no claim or proceeding charging the Company or any of the Shareholders with infringement of any adversely held patent, trade name, trademark or copyright, has been asserted or served upon the Company or the Shareholders at any time during the six (6) year period prior to and ending upon the Closing Date or, to the best of Shareholders' knowledge, is threatened to be asserted or filed; and the conduct of the business of the Company, as heretofore conducted by the Company, and the manufacture and sale by the Company of its products and services, as heretofore manufactured and sold by the Company, do not and will not infringe any patents, patent applications, trade names, trademarks, copyrights or other rights of any third person. Except as set forth on Schedule 4.12, to the best of Shareholders' knowledge after a review of the current files of the Company, no person is infringing upon the patents, trade names, trademarks or copyrights or applications therefor set forth on Schedule
4.12. Except as specifically disclosed on Schedule 4.12, the Company has not used any patent, trade name, trademark or copyright in order to conduct its business as presently being conducted.

            The Company owns and has the right to use, free and clear of any claims or rights of any other person, including without limitation, Shareholders or any affiliate thereof, all trade secrets, customer lists, manufacturing processes, secret processes, technology, know-how and any other confidential information (collectively, the "Trade Secrets") required for or used in the manufacture or marketing of all products either being, or proposed to be, sold or manufactured by the Company, including, without limitation, any products licensed by the Company from others. No person or entity is now infringing upon or misappropriating, or has in the past infringed upon or misappropriated, any of the Trade Secrets. The Company is not in any way making any unlawful or wrongful use of any trade secrets, customer lists, manufacturing processes, secret processes, know-how or any other confidential information of any other person, including, without limitation, any former employer of any present or past employee of the

Company. All inventions, manufacturing processes, secret processes, know-how, and any other intellectual property and confidential information resulting from the development activities engaged in by any employees of the Company (including without limitation the Shareholders) and relating to or used in, or useful to, the Company's business is the property of the Company. Neither the Company nor any officer, director or key employee of the Company is a party to any non-competition agreement, non-disclosure agreement, or similar agreement with any other person.

            4.13 List of Contracts. Except for the contracts, commitments, plans, agreements and licenses described in the Schedule of Contracts, Commitments and Intercompany Transactions attached hereto as Schedule 4.13, the Company is not a party to nor is it or any of its properties or assets or the Stock subject to or otherwise bound by any oral or written:

                  (a)  Contract for the employment of any officer or employee;

                  (b) Collective bargaining agreement (or any side agreement, local understanding or settlement agreement relating to such collective bargaining agreement) or any agreement or contract with any labor union or other employees' association;

                  (c) Lease or agreement to it or by it of real property or personal property;

                  (d) Any individual contract, agreement, order, commitment or letter of intent involving more than $25,000 for the future purchase of commodities, materials, ingredients, supplies, merchandise, services or equipment;

                  (e) Bonus, pension, profit-sharing, stock option, retirement, deferred compensation, hospitalization, insurance or similar plan or practice, or sick pay, vacation pay, severance pay or other policy or practice, formal or informal, in effect with respect to employees or any other person or entity;

                  (f) Franchise, dealer, distribution, sales or agency contract or commitment;

                  (g) Any individual contract of sale, letter of intent, order or commitment involving more than $25,000 creating any obligation of the Company to manufacture, sell or distribute products or services;

                  (h) Guarantees or indemnities, direct or indirect, current or contingent, of the obligations of customers or any other person or entity;

                  (i)  Advertising contract or commitment;

                  (j)  License agreement (as licensor or licensee);

                  (k)  Insurance policy;

                  (l) Bank account, lock box or similar depository arrangements;

                  (m) Real estate mortgage, loan or credit agreement with any lender, indenture, pledge, conditional sale or title retention agreement, equipment obligation or lease, or lease purchase agreement; or

                  (n) Other material contract affecting the Company.

            All the contracts and commitments listed in said Schedule 4.13 are valid and binding obligations of the Company and, to Shareholders' knowledge, of the other parties thereto, in accordance with their respective terms and conditions.

            There has been no uncured breach or default of any provision of any such contract, commitment, lease or other agreement by the Company, or to the knowledge of Shareholders, any other party thereto, and nothing has occurred which with lapse of time or the giving of notice or both would constitute a breach or default by the Company, or to the knowledge of Shareholders, by any other party thereto with respect to any such contract or commitment or which would cause acceleration of any obligation of any party thereto or the creation of any lien, encumbrance, security interest in or upon the assets of the Company or the Stock. Buyer has been furnished with true and complete copies of all scheduled contracts and commitments marked for identification.

            Except for the contracts and transactions described on Schedule 4.13 and except as otherwise disclosed on any other Schedule to this Agreement, (i) the Company is not a party to nor is it or any of its properties or assets or the Company Stock subject to or otherwise bound by any existing contracts, whether oral or written, between the Company, on the one hand, and Shareholders or any of Shareholders' or the Company's affiliates, on the other hand, (ii) the Company has no asserted or unasserted claims against Shareholders or any of Shareholders' or the Company's affiliates, and (iii) none of Shareholders or any of Shareholders' or the Company's affiliates has any asserted or unasserted claims against the Company.

            4.14 Litigation. Except as set forth on the Schedule of Litigation attached hereto as Schedule 4.14, there is no action, suit, investigation (whether formal or informal), subpoena or proceeding pending against the Company, and, to the best of Shareholders' knowledge, there is no threatened action, suit, investigation (whether formal or informal), subpoena or proceeding against the Company or any basis therefor, nor have Shareholders or the Company received any actual written or oral notice of any such action, suit, investigation, subpoena or proceeding. Except as set forth on Schedule 4.14, no subpoena, order, writ, injunction or decree has been issued by, or requested of any court or governmental agency, foreign or domestic, federal, state or local, which pertains to the Company or which will, or which could reasonably be expected to, result in an adverse change in the business, property or assets or in the condition, financial or otherwise, of the Company or which might adversely affect the transactions contemplated by this Agreement. The Company has never been subject to or a party to any bankruptcy or other insolvency proceedings.

            4.15 Absence of Changes. Since the Interim Date, the Company has conducted its business only in the ordinary course, and, except as set forth in this Agreement and on the Schedule of Changes attached hereto as Schedule 4.15, the Company has not, as of the date hereof or the date of the Closing, either directly or indirectly since the Interim Date:

                  (a) suffered any change in the condition (financial or otherwise), properties, assets, liabilities, net worth, business, operations, earnings, affairs or prospects of the Company, whether or not in the ordinary course of business, which change by itself or in conjunction with any or all other such changes has had, or will or could reasonably be expected to have, a material adverse effect on the condition (financial or otherwise), properties, assets, liabilities, net worth, business, operations, earnings, affairs or prospects of the Company;

                  (b) incurred any obligation or liability (absolute, accrued, contingent or otherwise) outside the ordinary course of business other than as permitted by Section 4.10(c);

                  (c) mortgaged, pledged or subjected to lien, charge or any encumbrance or other imperfections of title any of its assets, tangible or intangible;

                  (d) written up or down the value of any inventory or other assets or written off as uncollectible any notes or accounts receivable or any portion thereof, except in amounts which, in the aggregate, are not in excess of pre-existing reserves therefor or taken or set aside any reserves or charges in its books against earnings or assets or reversed any reserves;

                  (e) purchased, sold, assigned, transferred, abandoned or otherwise disposed of any assets other than in the ordinary course of its business, or cancelled any debts or claims, other than in the ordinary course of business and in amounts which in the aggregate are not in excess of US $25,000;

                  (f) INTENTIONALLY LEFT BLANK;

                  (g) entered into any transaction or agreement other than in the ordinary course of business consistent with past practice;

                  (h) issued any stock, bonds, convertible securities or other securities, or become obligated to issue any such securities or granted any stock options, warrants, calls, conversion privileges, commitments or rights with respect to such securities;

                  (i) entered into any compromise or settlement of any litigation, proceeding or governmental investigation relating to the Company or its assets, properties, rights or business or the Stock;

                  (j) declared, set aside or paid any dividend on, or any other distribution made in respect of, the capital stock of the Company or made any direct or indirect redemption, purchase or other acquisition by the Company of its own capital stock (or entered into any agreement under which the Company has become obligated to do any of the foregoing);

                  (k) changed or amended its Articles of Incorporation, or equivalent, or Bylaws;

                  (l) failed to pay, satisfy, perform or otherwise discharge any debt, lien, obligation or liability shown on the Interim Date Balance Sheet or incurred thereafter as the same may have become due and payable unless such debt, lien, obligation or liability was or is being contested in good faith and is disclosed on Schedule 4.15 attached hereto;

                  (m) suffered any damage, destruction or loss whether or not covered by insurance which has had, or will or could reasonably be expected to have, a material adverse effect upon the condition (financial or otherwise), properties, assets, liabilities, business, operations or affairs of the Company;

                  (n) made or suffered any amendment, modification or termination of any contract or agreement which has had, or will or could reasonably be expected to have, a material adverse effect upon the condition (financial or otherwise), properties, assets, liabilities, business, operations or affairs of the Company;

                  (o) received notice or acquired knowledge of any labor dispute or organizing effort involving employees of the Company;

                  (p) except as set forth on Schedule 4.15, made any loans (other than travel expense advances) to any stockholders, directors, officers or employees of the Company;

                  (q) changed the number or kind of shares of capital stock authorized, issued or outstanding;

                  (r) formed any subsidiaries or merged or consolidated, or obligated itself to do so, with or into any other person;

                  (s) repaid any loans or other advances from stockholders or repaid any indebtedness of the Company for which any stockholder was a guarantor or was otherwise directly or indirectly liable;

                  (t) INTENTIONALLY LEFT BLANK;

                  (u) changed the compensation payable or to become payable by the Company to any of its officers, directors, employees or agents other than normal merit increases and bonuses made for the benefit of non-shareholder employees in accordance with (and consistent in amount with) its usual practices;

                  (v) paid or discharged a lien or liability of the Company which was not shown on the Interim Date Balance Sheet or incurred in the ordinary course of business thereafter;

                  (w) incurred any obligation or liability on behalf of the Company to any of its officers, directors, employees or Shareholders or any loans or advances made by the Company to any of its officers, directors, employees or stockholders except normal compensation and expense allowances payable to such persons in the ordinary course of business consistent with past practice;

                  (x) entered into any lease or sublease, pledge or hypothecation of real or personal property or of the assets of the Company;

                  (y) forgiven or cancelled any debts or claims, or waived any rights, except in the ordinary course of business; or

                  (z) suffered any loss of employees, except for normal employee turnover in the ordinary course of business or, to the knowledge of the Shareholders suffered any loss of suppliers or customers.

            4.16 Insurance. The physical properties, business, operations and assets of the Company are insured by such insurers, under such policies, against such risks, in such amounts, and upon such other terms and conditions as are disclosed in the Schedule of Insurance attached hereto as Schedule 4.16, and all other insurance policies and similar arrangements of the Company are disclosed in said Schedule. Said insurance policies and arrangements are, and through the Closing Date will be, in full force and effect. Except as specifically identified and disclosed dollar for dollar on the Interim Date Balance Sheet or on Schedule 4.16, the Company has no liability, whether fixed or contingent or otherwise, under any workers' compensation or other insurance policy, in respect of the current policy periods or prior periods, for premiums, retrospective rating adjustments or additional premiums which may arise out of subsequent audits of such policy periods or otherwise.

            4.17 INTENTIONALLY LEFT BLANK.

            4.18 Employee Benefit Plans. The Schedule of Employee Benefit Plans attached hereto as Schedule 4.18 sets forth a complete and accurate description of all employee benefit plans, agreements, policies and arrangements (whether or not written) and all existing collective bargaining agreements relating to employee benefits with respect to which the Company has incurred any past, current or contingent obligations, including, without limitation, all plans, agreements, arrangements or policies relating to sick pay, vacation pay or severance pay, deferred compensation, pensions, profit sharing, retirement income or other benefits, stock purchase and stock option plans, bonuses, severance arrangements, health benefits, disability benefits, insurance benefits and all other employee benefits or fringe benefits, including any employee welfare benefit plans and employee pension benefit plans within the meaning of Sections 3(1) and 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (individually referred to as a "Plan" and collectively referred to as the "Plans"). Except as set forth in Schedule 4.18:

                  (a) True, correct and complete copies of each such Plan (or in the case of any unwritten Plan, a description thereof), the most recent actuarial reports and trustee's reports relating thereto (if applicable), the most recent annual report on Form 5500 filed with the Internal Revenue Service for any Plan (if applicable), the most recent summary plan description for each Plan for which a summary plan description is required by law, and each trust agreement, insurance contract or other funding vehicle relating to any Plan, have been furnished to Buyer;

                  (b) Each Plan has been administered and operated in accordance with its terms and applicable law, and to the extent applicable, each Plan is "qualified" within the meaning of Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code") and each related trust is exempt from tax under Section 501(a) of the Code. No Plan which is so qualified has been amended since the date of its most recent determination letter in any respect that would adversely affect its qualification or materially increase its costs. No liability under ERISA or otherwise has been incurred or, based upon existing facts, may be expected to be incurred with respect to any Plan;

                  (c) All reports and disclosures relating to such Plans required to be filed or distributed as of the Closing Date have been filed or distributed in compliance with applicable law;

                  (d) None of such Plans, any trusts related thereto, any trustee or administrator thereof, any "party in interest" or any "disqualified person" with respect thereto has engaged in any nonexempted "prohibited transaction" under section 4975 of the Code or section 406 of ERISA with respect to such Plans or has acted or failed to act in a manner that could subject the Company or any Plan to any liability for breach of fiduciary duty under ERISA or any other applicable law;

                  (e) No liability to the Pension Benefit Guaranty Corporation ("PBGC") has been or is expected to be incurred with respect to any Plan by the Company and PBGC has not instituted proceedings to terminate any Plan. No reportable event within the meaning of Section 4043(b) of ERISA has occurred with respect to any Plan. There exists no condition or set of circumstances which presents a risk of the termination or partial termination of any Plan;

                  (f) The Company has received determination letters from the Internal Revenue Service that each of such Plans is qualified under section 401(a) of the Code (if applicable) and such determination letters are in effect, and the Company does not know of any fact which would adversely affect the qualified status of any such Plan;

                  (g) Full payment has been made of all amounts which the Company was required under the terms of any of the Plans to have paid as contributions to such Plans on or prior to the date hereof, and no accumulated funding deficiencies (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, exist with respect to any such Plan;

                  (h) Other than for claims in the ordinary course for benefits under the Plans, there are no actions, suits, claims or proceedings, pending or, to the best of Shareholders' knowledge, threatened, nor, to the best of Shareholders' knowledge does there exist any basis therefor, which would result in any liability with respect to any Plan of the Company;

                  (i) The current value of vested accrued benefits under each Plan which is subject to Title IV of ERISA does not exceed the current value of all of the assets of such Plan allocable to such vested accrued benefits. For purposes of the representations in the preceding sentences, the terms "current value" and "accrued benefit" have the meanings specified in Section 3 of ERISA;

                  (j) The Company is not a participant in any Multiemployer Plan within the meaning of Section 3(37) of ERISA. The Company has not, with respect to any Multiemployer Plan, suffered or otherwise caused a "complete withdrawal" or "partial withdrawal," as such terms are respectively defined in Sections 4203 and 4205 of ERISA. In the event that the Company were to withdraw from any of such Multiemployer Plans set forth on Schedule 4.18 as of the Closing Date, there would be no withdrawal liability, so-called, or any corresponding obligation to post a bond, letter of credit or other collateral to secure future payment obligations. To the knowledge of the Company after making reasonable inquiry of the Plan Administrator and the Plan Investment Manager(s), if any, each such Multiemployer Plan was determined to be a "qualified plan" under Code
Section 401(a), a determination letter having been issued by the Internal Revenue Service to such effect and no fact or circumstance which should have been known by the Company, including those discoverable by reasonable inquiry, exists which would affect the status of the Plan as a "qualified plan" or which would subject the Plans to "excise taxes";

                  (k) There are no accrued liabilities under any Plans, programs or practices maintained on behalf of the employees of the Company which are not provided for on their books or financial statements or which have not been fully provided for by contributions to such Plans, programs, or practices;

                  (l) The Company does not maintain any employee welfare benefit plans, as defined in Section 3(1) of ERISA, which provide post-retirement benefits to employees;

                  (m) The Company has complied with the health care coverage continuation requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985;

                  (n) All accrued liabilities of the Company with respect to sick pay, vacation pay, severance pay, deferred compensation, or other obligations for the benefit of any personnel of the Company including pension benefits (vested or unvested) have been reflected dollar for dollar in accordance with GAAP on the Financial Statements of the Company; and

                  (o) Each Plan (including any Plan covering retirees or former employees) may be amended or terminated at any time after the Closing Date without liability to the Company.

            4.19 Governmental and Other Approvals. Except for any information reports, applications or notices required to be filed under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder (the "HSR Act"), under existing law, neither Shareholders nor the Company are required to obtain or make any approval, license, permit or other action by or filing with, any foreign or domestic, federal, state, municipal or other governmental body, commission, board, department or agency in order to execute this Agreement and/or consummate the transactions contemplated hereby in accordance with applicable laws and regulations.

            4.20 Brokerage. Shareholders have not dealt with any broker or finder in connection with the transactions contemplated herein, and Shareholders agree to indemnify and hold Buyer harmless in connection with any claims for commissions or other compensation made by any broker or finder claiming to have been employed by or on behalf of Shareholders in connection with the transactions contemplated herein.

            4.21 Labor Relations. There is no unfair labor practice complaint against the Company pending or, to the best of Shareholders' knowledge, threatened. There are no proceedings pending or, to the best of Shareholders' knowledge, threatened before the National Labor Relations Board with respect to the Company. There is no labor strike or similar dispute pending or, to the best of Shareholders' knowledge, threatened against or involving the Company. There is no pending or past representation question involving an attempt to organize a bargaining unit including any employees of the Company and no labor grievance has been filed within the past 12 months with the Company. The Company is not a party to or bound by any collective bargaining agreement. No collective bargaining agreement is currently being negotiated by the Company with respect to employees of the Company.

            4.22 Discrimination Charges. There are no discrimination charges (relating to sex, age, race, national origin, handicap or veteran status) pending or, to the best of Shareholders' knowledge, threatened against the Company, or involving the Company, before any federal, state, county or local agency, board, commission, authority or other subdivision thereof.

            4.23 Related Transactions. Except as specifically disclosed on the Schedule of Affiliation attached hereto as Schedule 4.23 or on Schedule 4.13, and except for payment by the Company of normal compensation to regular employees of the Company on a current basis (and not in arrears) in the ordinary course of business, in kind and amounts consistent with past practices, no current or former director, officer, employee or shareholder of the Company, or any of their affiliates or family members or any other person in which any of them has any beneficial interest (other than an investment in a publicly held corporation not exceeding 1% of the outstanding capital stock of such corporation), is, or since January 1, 1997 has been: (i) a party to any transaction with the Company or its affiliates (including but not limited to any contract, agreement, commitment or other arrangement providing for the furnishing of services by or to, or rental of real or personal property to or from, or otherwise requiring payments to or from, any such director, officer, employee or shareholder of the Company or any of their affiliates or family members or any other person in which any of them has any beneficial interest (other than an investment in a publicly held corporation not exceeding 1% of the outstanding capital stock of such corporation)); (ii) entitled to receive any fee or other payment of consideration in connection with this Agreement and/or the consummation of the transactions contemplated herein; (iii) the direct or indirect owner of any interest in any corporation, firm, association or business organization which is a present competitor of, customer of or supplier of products and/or services to the Company or (iv) the recipient of income from any source other than the Company which relates to the business of, or should properly accrue to, the Company.

            4.24 Shareholders. Except as set forth on the Schedule of Shareholders attached hereto as Schedule 4.24, the Company has no shareholders.

            4.25 Taxes.

                  (a) The amounts set up as accruals for federal, state, county, local and foreign taxes on the Interim Date Balance Sheet will be sufficient to cover in full the payment of all unpaid federal, state, county, local and foreign taxes (including, without limitation, income, excise, sales, use, property, franchise, withholding, unemployment and FICA taxes, and any interest and penalties thereon) of Company accrued for or applicable to the periods ended on the Closing Date and all years and periods prior thereto, including, without limitation, taxes arising out of the consummation of the transactions contemplated hereby.

                  (b) Set forth on Schedule 4.25 is a list of all federal, state, county, local and foreign income, excise, property, franchise, sales, use, withholding, unemployment and other tax returns or information which have been filed by the Company for all taxable years beginning on May 9, 1990 and continuing through December 31, 1997. The Company has paid all taxes which are required to be paid, whether or not shown on such returns, or which have become due pursuant to such returns or to any assessment which has been received by it and will continue to do so up to the Closing Date. Such returns are true, complete and correct in all respects and copies of the same for the six (6) years ended December 31, 1996 have been delivered to Buyer.

                  (c) The federal income tax returns of the Company have been audited by the Internal Revenue Service or are closed by the applicable statute of limitations for all taxable periods through December 31, 1994. All deficiencies asserted as a result of such examinations have been paid and no extension of time for the assessment of deficiencies for any such year is in effect. There is no current audit of any of the Company's tax returns. The Company has not given nor been requested to give waivers of any statutes of limitations relating to the payment of taxes of the Company for taxable periods for which the applicable statutes of limitations have not expired. The provisions for federal taxes reflected in the above-mentioned Financial Statements are adequate to cover any and all federal tax liabilities of the Company in respect of its business, property and operations. Neither the Internal Revenue Service nor any other taxing authority is now asserting or, to the best of Shareholders' knowledge, threatening to assert against the Company any deficiency or claim for additional taxes or interest thereon or penalties in connection therewith. The Company has made adequate provisions for all current taxes, and there will not be any additional assessments for any fiscal periods prior to and including the date hereof and the Closing Date in excess of the amounts reserved therefor. Copies of all audit reports prepared by Internal Revenue Service agents or state or local tax examiners in connection with any tax audit conducted on the Company have been delivered to Buyer.

                  (d) On May 9, 1990, the Company filed an election pursuant to
Section 1362 of the Internal Revenue Code of 1986, as amended, to be treated as an "S" corporation for federal income tax purposes, and such election is valid and effective for all taxable years of the Company beginning on May 9, 1990 and continuing through the Closing Date.

            4.26 Product Warranties. Set forth on the Schedule of Product Warranties attached hereto as Schedule 4.26 are the standard forms of product warranties and guarantees used by the Company in the conduct of its business. Except as specifically disclosed on said Schedule 4.26, the Company has not given, used or made any product warranties or guarantees. Except as specifically described on Schedules 4.26, no product warranty or similar claims have been made against the Company except routine claims as to which, in the aggregate, losses and expenses in respect of repair or replacement of merchandise do not and will not exceed the warranty reserve reflected on the Interim Date Balance Sheet. The aggregate loss and expense attributable to all product warranty and similar claims now pending or hereafter asserted with respect to products manufactured on or prior to the Closing Date will not exceed the warranty reserve reflected on the Interim Date Balance Sheet. No person or party (including, but not limited to, governmental agencies of any kind) has any claim, or basis for any action or proceeding, against the Company under any U.S. federal, state or local law or foreign law applicable to product warranties or guarantees used by the Company.

            4.27 Product Liability Claims. Except as described on the Schedule of Product

Liability Claims attached hereto as Schedule 4.27, the Company has not received notice or information as to any claim or allegation of personal injury, death, or property or economic damages, any claim for punitive or exemplary damages, any claim for contribution or indemnification, or any claim for injunctive relief in connection with any product manufactured, sold or distributed by or in connection with any service provided by the Company.

            4.28 Product Safety Authorities. No person has been required to file any notification or other report with or provide information to any governmental agency or product safety standards group concerning actual or potential defects or hazards with respect to any product manufactured, sold or distributed by the Company, and there exists no grounds for the recall of any products of the Company.

            4.29 Investment Representation. Each Shareholder: (A) is acquiring his proportionate part of any shares of Buyer's Common Stock issued pursuant to
Section 3 hereof (collectively the "AFC Shares") for his own account, for investment only, and not with a view to, or for sale in connection with, any distribution in violation of the Securities Act of 1933, as amended (the "Securities Act") or any rule or regulation under the Securities Act, (B) alone or together with his or her personal representative, is a sophisticated investor and has sufficient knowledge and experience in financial and business matters to be able to evaluate the merits and risks of his investment in the AFC Shares,
(C) acknowledges that he has been furnished with copies of Buyer's annual report to shareholders/Form 10-K for the year ended December 31, 1997; Buyer's first and second quarter 1998 reports on Form 10-Q; Buyer's Proxy Statement for the Annual Meeting of Stockholders held on May 27, 1998, and the final prospectus dated May 12, 1998 for Buyer's most recently completed public offering, all as filed with the Securities and Exchange Commission (the "Commission"), (D) acknowledges that Buyer has made available to him the opportunity to ask questions of (and to receive answers from) Buyer's officers and directors about Buyer and the AFC Shares and to acquire such additional information about Buyer as he has requested and as is necessary for him to evaluate the merits and risks of his investment in Buyer and to verify the accuracy of the information contained in the aforesaid documents filed with the Commission, (E) understands that the AFC Shares have not been registered under the Securities Act or under any state securities laws; are being offered and sold to him in reliance on exemptions from the registration requirements of the Securities Act and such state securities laws; are "restricted securities" within the meaning of Rule 144 under the Securities Act; and may not be sold, transferred or otherwise disposed of unless they are subsequently registered under the Securities Act and applicable state securities laws or an exemption from registration is then available, (F) is able to bear the economic risk and lack of liquidity inherent in holding the AFC Shares, (G) understands that any sale of the AFC Shares which might be made by him in reliance upon Rule 144 under the Securities Act may be made only in compliance with the terms and conditions of that Rule and (H) is an "accredited investor" within the meaning of Regulation D under the Securities Act.

Each Shareholder agrees that (A) he will not make any offer, sale, transfer, pledge, hypothecation or other disposition of the AFC Shares unless they have been registered under the Securities Act and applicable state securities laws or unless Buyer is furnished with an opinion of counsel satisfactory to Buyer that the proposed offer, sale, transfer, pledge, hypothecation or other disposition is exempt from registration and (B) Buyer may effect a "stop transfer" as to the AFC Shares and may, in order to reflect the undertakings herein set forth, impress a legend on any certificates for such shares as follows:

                   "The securities represented hereby have not been registered under the Securities Act of 1933, as amended, or under state securities laws. The holder hereof has represented to the issuer that he or she has acquired these securities for investment and not with a view to the distribution thereof, and they have been issued in reliance on that representation. These shares may, therefore, not be sold, transferred, pledged, hypothecated or otherwise disposed of unless they have been registered under said Act and state securities laws or unless counsel satisfactory to the Company has given an opinion that registration is not required."

            4.30 Disclosure. No representation or warranty in this Article 4, and no statement contained elsewhere in this Agreement or in any Schedule, Exhibit or Certificate furnished or to be furnished to Buyer pursuant hereto or in connection with the transactions contemplated under this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact or any fact necessary to make the statements contained therein not misleading. With respect to any representation and warranty herein which is made "to the best of Shareholders' knowledge" or "to the knowledge of the Shareholders", each and all of the Shareholders shall be deemed to have knowledge of any matter or fact: (a) if any Shareholder has actual personal knowledge of such matter or fact or (b) if any of the Company's senior management has actual personal knowledge of such matter or fact.

      5. REPRESENTATIONS AND WARRANTIES OF BUYER.

            As of the date hereof and as of the Closing Date, Buyer represents and warrants to Shareholders as follows:

            5.1 Organization of Buyer. Buyer is duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has full corporate power and authority to (i) own or lease all of its properties and to conduct its business in the manner and in the places where such properties are owned and leased or such business is now conducted and (ii) to enter into and perform the transactions contemplated by this Agreement.

            5.2 Authority of Buyer. This Agreement and each of the other agreements and documents and instruments delivered or to be delivered by Buyer pursuant to or in contemplation of this Agreement will constitute, when so delivered, the valid and binding obligation of Buyer and shall be enforceable against Buyer in accordance with their respective terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally, or by the exercise of judicial discretion in accordance with general equitable principles. The execution, delivery and performance of this Agreement and each such other agreement, document and instrument has been duly authorized by all necessary corporate action of Buyer and is within Buyer's corporate powers. The execution, delivery and performance by Buyer of this Agreement and each such other agreement, document and instrument does not and will not with the passage of time or the giving of notice or both:

      (a) result in a breach of or constitute a default by Buyer or result in any right of termination or other effect adverse to Buyer under any indenture or loan or credit agreement of Buyer, or any other agreement, lease or instrument to which Buyer is a party or by which the property of Buyer is bound or affected;

      (b) result in a violation of or default under any law, rule, or regulation, or any order, writ, judgment, injunction, decree, determination or award, now in effect having applicability to Buyer;

      (c) violate any provisions of the Certificate of Incorporation, or equivalent, or By-Laws of Buyer, as amended; or

      (d) require any approval, consent or waiver of, or filing with, any person.

            5.3 Governmental Approvals. Except for any information reports, applications or notices required to be filed under the HSR Act, under existing law, Buyer is not required to obtain or make any approval, license, permit or other action by or filing with any foreign or domestic, federal, state, municipal or other governmental body, commission, board, department or agency in order to execute this Agreement and/or consummate the transactions contemplated hereby in accordance with applicable laws and regulations.

            5.4 Brokerage. Buyer has not dealt with any broker or finder in connection with the transaction contemplated herein and agrees to indemnify and hold Shareholders harmless in connection with any claims or commissions or other compensation made by any broker or finder claiming to have been employed by or on behalf of Buyer in connection with the transactions contemplated herein.

            5.5 Litigation. There is no action, suit, investigation (whether formal or informal), subpoena or proceeding pending, or to the best of Buyer's knowledge, threatened against Buyer, nor has any order, writ, injunction, subpoena or decree been issued by any court or governmental agency to Buyer which, in either case, prohibits or seeks to enjoin the transactions contemplated by this Agreement.

            5.6 Capitalization. On the date hereof, the authorized capital stock of Buyer consists of (1) 50,000,000 shares of common stock, $0.01 par value per share, of which 12,740,968 shares were issued and outstanding as of July 23, 1998 and (2) 1,000,000 shares of preferred stock, $0.01 par value per share, none of which are issued and outstanding. All of the AFC Shares which are to be issued to Shareholders pursuant to this Agreement will be, when issued in accordance with this Agreement, duly authorized, validly issued, fully paid and nonassessable and free of all preemptive rights.

            5.7 Buyer's Investigation of Company. Buyer acknowledges that it has had the opportunity to meet with each of Shareholders and the officers and representatives of the Company to discuss the business and the assets, liabilities, financial condition, cash flow and operations of the Company. All materials and information requested of the Company or Shareholders by Buyer have been provided to Buyer's reasonable satisfaction.

            5.8 Investment Representation. Buyer represents that it is acquiring the Company Stock for its own account, for investment only, and not with a view to, or for sale in connection with, any distribution in violation of the Securities Act or any rule or regulation thereunder.

            5.9 Disclosure. No representation or warranty in this Article 5, and no statement contained elsewhere in this Agreement or in any Schedule, Exhibit or Certificate furnished or to be furnished to Shareholders pursuant hereto or in connection with the transactions contemplated under this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact or any fact necessary to make the statements contained therein not misleading.

      6. COVENANTS OF SHAREHOLDERS PRIOR TO CLOSING.

Shareholders, jointly and severally, covenant and agree with Buyer as follows throughout the period from the date hereof through and including the Closing:

            6.1 Restrictions. Shareholders shall cause the Company to conduct its business and operations only in the ordinary course of business, in substantially the manner in which such business and operations have been previously conducted prior to the date hereof and consistently with those practices, policies, customs and usages which were in effect from time to time throughout that period and which remained in effect as of the Interim Date and, furthermore, without limiting the generality of the foregoing, Shareholders shall not permit the Company to (except with the prior written consent of Buyer):

                  (a) Redeem, purchase, repurchase or retire any of the capital stock of the Company, or declare or pay any dividends (including stock dividends), or make any other payments or distribution upon any of the capital stock of the Company;

                  (b) Make any change in the nature of its business or cease in whole or in part its present business; or engage in any other activities apart from its present business or enter into any transaction not in the ordinary course of business;

                  (c) Enter into any sale-leaseback transaction; or sell, lease, transfer or otherwise dispose of all or any portion of its assets including, without limitation, rights to patents, know-how, intellectual property or other intangible assets or cancel any debts or claims, except sales of inventory in the ordinary course of business and except as contemplated by this Agreement;

                  (d) Incur, enter into, create, assume or permit to exist any indebtedness or liability for borrowed money or any other indebtedness except:
(i) financing arrangements in existence at the date hereof which have heretofore been disclosed to Buyer in writing; (ii) indebtedness to Buyer; or (iii) trade accounts payable incurred in the ordinary course of business;

                  (e) Enter into, amend, modify or terminate any material contract or agreement to which the Company is a party;

                  (f) Increase or commit to increase, the compensation (including fringe benefits) payable to any officer, director, employee or agent of the Company other than routine salary increases for non-shareholder employees made in the ordinary course of business; or enter into any agreement with respect to the employment of any employee;

                  (g) Make any change in the Articles of Incorporation or Bylaws of the Company;

                  (h) Make any change in the authorized or issued and outstanding capital stock of the Company including any changes involving treasury shares;

                  (i) Grant any options, warrants, rights or any similar securities or instruments to purchase directly or indirectly any securities of the Company;

                  (j) Make any alteration in the manner of keeping the books, accounts or records of the Company, or in the accounting practices therein reflected;

                  (k) Enter into any transaction in which any officer or director of the Company or any record or beneficial holder of any securities of the Company has any interest, directly or indirectly;

                  (l) Suffer or permit any event or condition, whether or not occurring in the ordinary course of business, which event or condition by itself or in conjunction with any or all other such events or conditions, will have, or could reasonably be expected to have, a material adverse effect on the condition (financial or otherwise), properties, assets, liabilities, business, operations, affairs or prospects of the Company;

                  (m) Effect any dissolution, winding up, liquidation or termination of the Company or the business of the Company;

                  (n) Effect any merger or consolidation of the Company whether or not it is the survivor thereof or effect any reorganization or recapitalization;

                  (o) Terminate the employment of the auditors of the Company;

                  (p) Effect any acquisition by the Company of any interest or participation in any entity of any kind, whether represented by shares or otherwise, or effect the formation of a subsidiary or purchase or otherwise invest in or hold securities, non-operating real estate or other non-operating assets, except direct obligations of the United States of America, or Certificates of Deposit or equivalent securities issued by financial institutions;

                  (q) Mortgage, pledge, grant or permit to exist a security interest in or lien or encumbrance on any of its assets or property, real or personal, tangible or intangible, now owned or hereafter acquired except: (i) liens in favor of Buyer; (ii) liens in existence at the date hereof which have been disclosed to Buyer on Schedule 4.6(b) hereof; and (iii) liens arising by operation of law with respect to obligations of the Company not yet due and payable;

                  (r) Make any investment in, or make any loan, advance or credit to any person, including, without limitation, officers, stockholders or directors of the Company, other than credits to customers and distributors in the ordinary course of business and travel advances to officers, directors and employees of the Company made in the ordinary course of business in amounts consistent with past practices;

                  (s) Assume, endorse, guarantee or otherwise become liable for or upon the obligation of any person (other than endorsements for deposit in the ordinary course of business);

                  (t) Delegate to any person or entity any of the powers of the Board of Directors;

                  (u) Effect any agreement for (i) the leasing or hire of any real property or (ii) the leasing or hire of any personal property outside the ordinary course of business consistent with past practice;

                  (v) Make any change in the executive management or the key personnel of the Company;

                  (w) Without a demonstrably valid business reason, accelerate or defer any item of income or expense of the Company; or

                  (x) Institute, settle or dismiss any litigation, claim or other proceeding before any court or governmental agency.

            6.2 Notice of Breach. To the extent Shareholders obtain knowledge that any of the representations or warranties contained in Article 4 hereof would be incorrect in any respect were those representations or warranties made immediately after such knowledge was obtained, Shareholders shall notify Buyer in writing promptly of such fact and exercise their commercially reasonable efforts to remedy same.

            6.3 Access. Shareholders will permit Buyer, its counsel, auditors, environmental consultants, appraisers and other advisers and representatives to review, inspect and copy all financial and business records and documents relating to the Company in the Company's and/or Shareholders' custody, care or control and to have access to the Company's customers and all places of the Company's business throughout all regular business hours, provided that, in the reasonable opinion of the Shareholders, the same will not disrupt the conduct of the Company's business.

            6.4 No Transfer of Interest. Shareholders shall not sell, transfer, assign, alienate, encumber, pledge or otherwise convey to any person or entity other than Buyer any of the Company Stock, or any interest therein.

            6.5 Authorization from Others. Shareholders shall use their commercially reasonable efforts and due diligence to obtain all authorizations, consents and approvals of third persons and governmental authorities that may be required to permit the consummation of the transactions contemplated by this Agreement.

            6.6 Consummation of Agreement. Shareholders shall use their commercially reasonable efforts and due diligence to satisfy all conditions to the Closing that are within their control to the end that the transactions contemplated by this Agreement shall be fully carried out.

            6.7 Business Intact; Relationships with Customers and Suppliers. Shareholders shall use their commercially reasonable efforts and due diligence to keep intact the business of the Company, to keep available its key employees and to maintain the goodwill of its customers, distributors and suppliers and other persons having business dealings with it.

            6.8 Air Permit. Without impairing or derogating from their indemnification obligations herein set forth, Shareholders shall cause the Company to apply for, as soon as practicable and prior to the Closing, any air or other permits required for the conduct of the Company's business which have not been obtained.

      7. COVENANTS OF BUYER.

            Buyer covenants and agrees with Shareholders as follows throughout the period from the date hereof through and including the Closing:

            7.1 Notice of Breach. To the extent Buyer obtains knowledge that any of the representations or warranties contained in Article 5 hereof would be incorrect in any respect were those representations or warranties made immediately after such knowledge was obtained, Buyer shall notify Shareholders in writing promptly of such fact and exercise its commercially reasonable efforts to remedy same.

            7.2 Authorization from Others. Buyer shall use its commercially reasonable efforts to obtain all authorizations, consents and approvals of third persons and governmental authorities that may be required to permit the consummation of the transactions contemplated by this Agreement.

            7.3 Consummation of Agreement. Buyer shall use its commercially reasonable efforts to satisfy all conditions to the Closing that are within its control to the end that the transactions contemplated by this Agreement shall be fully carried out.

      8. MUTUAL COVENANTS OF SHAREHOLDERS AND BUYER.

            8.1 Regulatory Filings. Each of the parties hereto will furnish to the other party hereto such necessary information and reasonable assistance as such other party may reasonably request in connection with its preparation of filings or submissions to any governmental agency required in connection with this Agreement and the transactions contemplated hereby. Without limiting the generality of the foregoing, Buyer and Shareholders each agree to timely file any information reports, applications or notices required to be filed in connection with the transaction contemplated by this Agreement by the HSR Act and as appropriate to procure early termination of the waiting period thereunder.

      9. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER TO CLOSE.

            The obligation of Buyer to acquire the Company Stock as contemplated hereby, and to perform its other obligations hereunder to be performed on or after the Closing, shall be subject to the fulfillment, which Shareholders agree to use their commercially reasonable efforts to fulfill, on or prior to the Closing Date, unless otherwise waived in writing by Buyer, of the following conditions:

            9.1 Representations and Warranties. The representations and warranties of Shareholders set forth in Article 4 hereof shall be true and correct in all material respects when made and shall be true and correct in all material respects on the Closing Date as if made on and as of such date, and Buyer shall have received a certificate to such effect, executed by each of the Shareholders and dated as of the Closing Date, in form satisfactory to Buyer. Shareholders shall be entitled to update the Schedules attached to this Agreement prior to the Closing, provided that no such update (or disclosures contained therein) shall cure the failure of Shareholders to satisfy the condition set forth in this Section 9.1 hereof.

            9.2 Performance of Covenants. Shareholders shall have performed in all material respects all of their obligations contained in this Agreement to be performed on or prior to the Closing Date, and Buyer shall have received a certificate to such effect, executed by each of the Shareholders and dated as of the Closing Date, in form satisfactory to Buyer.

            9.3 Threatened or Pending Proceedings. No proceedings shall have been initiated or threatened by any person seeking to enjoin or otherwise restrain or to obtain an award for damages in connection with the consummation of the transactions contemplated hereby.

            9.4 Delivery of Certificates and Documents to Buyer. Shareholders shall have delivered, or cause to be delivered, to Buyer the certificates as to the legal existence and tax good standing of the Company and copies of its Articles of Incorporation, or equivalent, as amended, issued or certified by the appropriate governmental official of the state of its incorporation..

            9.5 Legal Opinion. The Buyer shall have received the written opinion of counsel to Shareholders, dated as of the Closing Date, in form reasonably acceptable to Buyer and its counsel.

            9.6 Resignation of Directors and Officers. Each member of the Board of Directors of the Company and each officer of the Company, except those designated by Buyer, shall have tendered to the Company a written resignation as a director and/or officer of the Company, as the case may be, effective as of the Closing.

            9.7 Minute Books. Shareholders shall have delivered to Buyer all minute books and stock ledgers for the Company.

            9.8 Consents. Buyer, Shareholders and the Company shall have obtained the approvals, consents and authorizations of all third persons and governmental agencies necessary for the consummation of the transactions contemplated hereby in accordance with the requirements of applicable laws and agreements.

            9.9 Damage or Destruction. The Company shall not have suffered prior to the Closing Date any loss on account of fire, flood, accident or any other calamity to an extent that would materially adversely affect the conduct of its business or materially adversely impair the value of the Company as a going concern, regardless of whether any such loss or losses have been insured against.

            9.10 Releases. Shareholders shall have executed and delivered to the Company a general release in form and substance reasonably satisfactory to Shareholders and Buyer and their respective counsel.

            9.11 Delivery of Company Stock. All of the Company Stock shall have been delivered to Buyer as required by Sections 1.1 and 2.3 hereof.

            9.12 INTENTIONALLY LEFT BLANK.

            9.13 Payment in Full and Discharge of Intercompany Items. All indebtedness owing from any of the Shareholders and their affiliates to the Company, and all indebtedness owing from the Company to the Shareholders and their affiliates, shall have been paid in full in cash, and the Company shall have no bank debt (and all liens on the Company's assets securing any preexisting bank debt shall have been released).

            9.14 Employment Agreements. The Company and Mr. Jaakko Uuranniemi shall have entered into an employment agreement in the form of Employment Agreement attached hereto as Exhibit C and made a part hereof; the Company and Mr. Teppo Uuranniemi shall have entered into an employment agreement in the form of Employment Agreement attached hereto as Exhibit D and made a part hereof; and the Company and Tuula Uuranniemi shall have entered into an employment agreement in the form of Employment Agreement attached hereto as Exhibit E and made a part hereof (these three employment agreements are hereinafter collectively referred to as the "Employment Agreements").

            9.15 Sale of Residence. The Company shall have conveyed its entire right, title and interest in the residence at 141 Nottingham Drive, Thomasville, Georgia, to one or more of the Shareholders or their designee, by quitclaim deed, on an "as is" basis; and, in exchange therefor, the Company shall have received US $227,500 in cash.

            9.16 Escrow Agreement. Buyer, Shareholders and Escrow Agent shall have entered into the Escrow Agreement.

            9.17 Employment and Non-competition agreement. Matti Rajala shall have entered into an employment and non-competition agreement with the Company upon terms and conditions reasonably satisfactory to the Buyer and Jaakko Uuranniemi.

            9.18 Conveyance of Uuranniemi Parcel to Buyer's designee. Mr. Jaakko Uuranniemi shall have conveyed, by warranty deed, his entire right, title and interest in the Uuranniemi Parcel to either AFC Realty Holding Corp., a Delaware corporation and a wholly-owned subsidiary of Buyer, or such other person as may be designated by Buyer, against simultaneous payment to Mr. Jaako Uuranniemi of a purchase price equal to the Real Estate Fair Market Value (as defined in Section 1.2 hereof) and, in addition:

Buyer shall have received: (1) evidence satisfactory to Buyer that the Uuranniemi Parcel, the improvements thereon and the use of same are not in violation of the zoning and other ordinances, rules and regulations of the City of Thomasville, County of Thomas and/or State of Georgia; (2) a current survey satisfactory to Buyer (including confirmation that the Uuranniemi Parcel is abutting and has access to a public street), certified to Buyer, containing no statement or facts which are not reasonably satisfactory to Buyer; (3) a commitment of Chicago Title Insurance Company to issue its Owner's Policy in the amount of the Real Estate Fair Market Value, at standard premium rates, upon recording of the deed, such title policy to have no standard exceptions and no other exceptions other than those set forth in Chicago Title Insurance Company Commitment No. 11-0857-0006, at Schedule B2, Items 6 and 7; and such title insurance policy to also insure, in addition to the Uuranniemi Parcel, the Encroachment Easement Agreement with the City of Thomasville referenced in said item 7 and also title to that property which is subject to a Lease dated January 27, 1998 (the "Autry Petroleum Lease") between Autry Petroleum Company and the Company; (4) such other documents as may be reasonably required by Buyer's title insurer including, but not limited to: (i) an instrument terminating the Lease Agreement between Jaako Uuranniemi, as Lessor, and the Company, as Lessee, dated March 7, 1991 and (ii) discharges and/or releases of all mortgages, security deeds and assignments encumbering the Uuranniemi Parcel; and

                   (B) Buyer shall be satisfied that following the Closing the Company will have the right to continue to use, upon terms and conditions reasonably satisfactory to Buyer, the sidetrack and related facilities heretofore used by the Company.

            9.19 HSR Act. If applicable, Buyer and Shareholders shall each have timely filed all information, reports, application or notices and satisfied all requests for additional information pursuant to the HSR Act, and the applicable waiting periods shall have expired.

      10. CONDITIONS PRECEDENT TO OBLIGATIONS OF SHAREHOLDERS TO CLOSE.

            The obligation of Shareholders to sell the Company Stock as contemplated hereby, and to perform their other obligations hereunder to be performed on or after the Closing, shall be subject to the fulfillment, which Buyer agrees to use its commercially reasonable efforts to fulfill, on or prior to the Closing Date, unless otherwise waived in writing by Shareholders, of the following conditions:

            10.1 Representations and Warranties. The representations and warranties of Buyer set forth in Article 5 hereof shall be true and correct in all material respects when made and shall be true and correct in all material respects on the Closing Date as if made on and as of such date, and the Shareholders shall have received a certificate to such effect, executed by a duly authorized officer of Buyer and dated as of Closing Date, in form satisfactory to the Shareholders.

            10.2 Performance of Covenants. Buyer shall have performed in all material respects all of its obligations contained in this Agreement to be performed on or prior to the Closing Date, and the Shareholders shall have received a certificate to such effect, executed by a duly authorized officer of the Buyer and dated as of the Closing Date, in form satisfactory to Shareholders.

            10.3 Corporate Action. All corporate action necessary to authorize
(i) the execution, delivery and performance by Buyer of this Agreement and any other agreements or instruments contemplated hereby to which Buyer is a party; and (ii) the consummation of the transactions contemplated hereby and thereby, shall have been duly and validly taken by Buyer, and Shareholders shall have been furnished with copies of all applicable resolutions adopted by the Board of Directors of Buyer, certified by the Secretary or Assistant Secretary of Buyer.

            10.4 Pending Proceedings. No proceedings shall have been initiated or threatened by any person seeking to enjoin or otherwise restrain or to obtain an award for damages in connection with the consummation of the transactions contemplated hereby.

            10.5 Delivery of Certificates and Documents to Shareholders. Buyer shall have delivered, or cause to be delivered, to Shareholders certificates as to the legal existence and corporate good standing of Buyer and copies of its Certificate of Incorporation issued or certified by the appropriate governmental official of the state of its incorporation.

            10.6 Legal Opinion. Shareholders shall have received the opinion of counsel to Buyer, dated as of the Closing Date, in form reasonably acceptable to Shareholders and their counsel.

            10.7 Consents. Buyer, the Company and Shareholders shall have obtained the approvals, consents and authorizations of all third persons and governmental agencies necessary for the consummation of the transactions contemplated hereby in accordance with the requirements of applicable laws and agreements.

            10.8 Certain Agreements. Each of the Employment Agreements and the Escrow Agreement shall have been entered into by the parties thereto.

            10.9 HSR Act. If applicable, Buyer and Shareholders shall each have timely filed all information, reports, applications or notices and satisfied all requests for additional information pursuant to the HSR Act, and the applicable waiting periods shall have expired.

            10.10 Transfer of Certain Inventory from Company to Shareholders. The Company shall have executed and delivered to the Shareholders or their designee a bill of sale, in form and substance satisfactory to the Shareholders and their counsel, transferring from the Company to the Shareholders, on an "as is" basis, all of the Company's right, title and interest in and to any titanium dioxide inventory of the Company on hand as of the Closing; and Shareholders shall have obtained the right to market and sell such inventory under the NSF International Listing Mark heretofore utilized by the Company.

      11. CERTAIN RIGHTS AND OBLIGATIONS SUBSEQUENT TO CLOSING.

            11.1 Survival of Representations, Warranties, Agreements, Covenants and Obligations. All representations and warranties contained in Sections 4.1 through 4.30 hereof, inclusive, and in Sections 5.1 through 5.9 hereof, inclusive, and all agreements and covenants contained anywhere else in this Agreement or in any other agreement delivered by either party to the other party incident to the transactions contemplated hereby, shall be deemed to have been relied upon by the other party, shall survive the execution and delivery of this Agreement, any investigation made by any party hereto, and the sale and purchase of the Company Stock and payment therefor; provided, however, that (a) the representations and warranties of Shareholders contained in Section 4.7(a) and 4.7(b) (with respect to, among other things, the Real Property and compliance with Environmental Laws) shall expire and terminate on the fifth (5th) anniversary of the Closing Date, (b) the representations and warranties of Shareholders contained in Section 4.25 (with respect to taxes) shall expire, as they relate to any taxable year of the Company, sixty (60) days after the expiration of the statute of limitations applicable to the making of adjustments or assessments by any taxing authority as the same may be extended by the Buyer or the Company, (c) all of the other representations and warranties made by Shareholders in Sections 4.1 through 4.30 hereof, inclusive, (with the exception of the representations and warranties of Shareholders contained in Sections 4.1, 4.2, 4.3, 4.4 and 4.5, which shall survive indefinitely) shall expire and terminate on February 28, 2001, and (d) all of the representations and warranties made by Buyer in Sections 5.1 through 5.9 hereof, inclusive, (with the exception of the representations and warranties of Buyer contained in Sections 5.1 and 5.2 which shall survive indefinitely) shall expire and terminate on February 28, 2001.

            11.2 Rule 144 Requirements. With a view to making available to the Shareholders the benefits of Rule 144 promulgated under the Securities Act and any other rule or regulation of the

Commission that may at any time permit the Shareholders to sell any AFC Shares acquired hereunder to the public without registration, the Buyer agrees to use its reasonable efforts to do the following until the second (2nd) anniversary of the Closing Date:

            (a) make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act;

            (b) file with the Commission in a timely manner all reports and other documents required of the Buyer under the Securities Act and the Exchange Act; and

            (c) furnish to any of the Shareholders upon request a written statement by the Buyer as to its compliance with the reporting requirements of said Rule 144, and of the Securities Act and the Exchange Act, a copy of the most recent annual or quarterly report of the Buyer, and such other reports and documents of the Buyer as such holder may reasonably request to avail itself of any similar rule or regulation of the Commission allowing it to sell any such securities without registration.

            11.3 Registration Rights. (a) Registration on Form S-3. Subject to the limitations hereinafter set forth in this Section 11.3, prior to the issuance by Buyer to Shareholders of any AFC Shares pursuant to Section 3, Buyer shall cause a Registration Statement (the "Registration Statement") to be filed with Commission on Form S-3 (or a substantially equivalent successor Form, any such successor Form being included for purposes of this Section within the definition of "Form S-3") in order to permit the offering of all AFC Shares issued to the Shareholders pursuant to this Agreement (collectively, the "Registrable Securities") on a continuous basis pursuant to Rule 415 of the General Rules and Regulations under the Securities Act. Buyer shall use its best efforts to cause the Registration Statement to become effective as soon as practicable following such filing and to maintain the effectiveness of the Registration Statement until the earlier of (i) the expiration of a period of ninety (90) days following the effective date thereof, not counting any period during which the holders of the Registrable Securities are obligated to refrain from selling in accordance with the provisions hereof or (ii) the date when all AFC Shares issued to the Shareholders pursuant to this Agreement registered thereunder have been sold. None of the Shareholders shall sell any shares of Buyer's Common Stock prior to the effective date of the Registration Statement, and during the period of effectiveness of the Registration Statement shall sell AFC Shares only pursuant to the Registration Statement. Buyer will notify the Shareholders of the effectiveness of the Registration Statement. Buyer shall supply to each Shareholder a number of Prospectuses for delivery under said Registration Statement which shall be reasonably sufficient to meet such Shareholder's requirements for delivery in connection with sales of AFC Shares under said Registration Statement.

      Buyer, at its option, may register under the Registration Statement any number of unissued shares of Buyer's Common Stock or any shares owned by any shareholder of Buyer other than a Shareholder. Notwithstanding the foregoing, in no event shall less than all of the Registrable Securities be registered under the Registration Statement filed in accordance with this Section 11.3.

            (b) Limitations on Obligation to Register. (i) Except as provided in this Section 11.3, Buyer will have no obligation to the Shareholders to register under the Securities Act any shares of Buyer's Common Stock. Buyer shall have such obligation with respect to the filing and effectiveness of one Registration Statement with respect to an offering which may or may not be underwritten, at the option of a majority in interest of the Shareholders, subject to the approval of Buyer in the case of an underwritten offering. The underwriter or underwriters of an underwritten offering shall be selected by the Shareholders, subject to Buyer's satisfaction with the proposed underwriter. After the filing and effectiveness of one Registration Statement in conformity with the foregoing, Buyer shall have no further obligation to register any such shares.

                  (ii)  INTENTIONALLY LEFT BLANK.

                  (iii) INTENTIONALLY LEFT BLANK.

                  (iv) Buyer's obligation to register the Registrable Securities under this Section 11.3 shall be further subject to the condition that each Shareholder shall have provided such information and executed such documents as may reasonably be required in connection with such registration.

                  (v) The Buyer may, by written notice to the Shareholders, delay the filing or effectiveness of, or suspend, the Registration Statement, and require that the Shareholders immediately cease sales of shares pursuant to such Registration Statement, in any period during which the Buyer is engaged in any activity or transaction or preparations or negotiations for any activity or transaction ("Buyer Activity") that the Buyer desires to keep confidential for business reasons, if the Board of Directors of Buyer determines in good faith that the public disclosure requirements imposed on the Buyer under the Securities Act in connection with such Registration Statement would require disclosure of the Buyer Activity; provided, however, that (i) the Buyer shall use commercially reasonable efforts to minimize the length of any such period of delay or suspension; and (ii) the Buyer shall not be permitted to so delay or suspend the Registration Statement for a period of more than 60 days in any 12 month period.

                  (vi) If the Buyer delays or suspends the Registration Statement or requires the Shareholders to cease sales of shares pursuant to paragraph (v) above, the Buyer shall, as promptly as practicable following the termination of the circumstance which entitled the Buyer to do so, take such actions as may be necessary to file or reinstate the effectiveness of such Registration Statement and/or give written notice to all Shareholders authorizing them to resume sales pursuant to such Registration Statement. If as a result thereof the prospectus included in such Registration Statement has been amended to comply with the requirements of the Securities Act, the Buyer shall enclose such revised prospectus with the notice to Shareholders given pursuant to this paragraph (vi), and the Shareholders shall make no offers or sales of shares pursuant to such Registration Statement other than by means of such revised prospectus.

            (c) Expenses. The expenses of the registration to be made pursuant to this Section 11.3 (including, without limitation, any printing, legal and accounting expenses incurred by Buyer but excluding any underwriting discounts or commissions) shall be paid by Buyer, and each Shareholder shall be responsible for his own legal and accounting expenses, any underwriting discounts or commissions attributable to his shares being registered and other expenses incurred by such Shareholder for his own account.

            (d) State Securities Laws. In connection with the registration to be made pursuant to this Section 11.3, Buyer will take such action as may be necessary to qualify or register, or obtain exemptions from such registration or qualification of, the shares to be sold under the securities or "blue sky" laws of such jurisdictions as the Shareholders may reasonably request; provided, however, that Buyer will not be obligated to qualify as a foreign corporation to do business under the laws of any such jurisdiction in which it is not then qualified or to file any general consent to service of process.

            (e) Subject to the provisions of subsection (b) of this Section 11.3, upon the happening of any event which makes any statement made in the Registration Statement untrue or which requires the making of any changes therein so that it will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein, the Buyer shall prepare and file with the Commission, as promptly as practicable thereafter, a supplement or amendment to the Registration Statement so that it will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein not misleading. If the Buyer has delivered preliminary or final prospectuses to the Shareholders and after having done so the prospectus is amended to comply with the requirements of the Securities Act, the Buyer shall promptly notify the Shareholders and, if requested by the Buyer, the Shareholders shall immediately cease making offers or sales of shares under such Registration Statement and return all prospectuses to the Buyer. The Buyer shall promptly provide the Shareholders with revised prospectuses and, following receipt of the revised prospectuses, the Shareholders shall be free to resume making offers and sales under such Registration Statement.

            (f) Registration Procedures. In connection with effecting the registration of the Registrable Securities pursuant to subsection 11.3(a) of this Agreement, Buyer shall (subject to subsection 11.3(b) above) as expeditiously as possible:

                  (i) prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement, effective for so long as such registration statement is required to remain effective pursuant to the terms of this Agreement and to cause the prospectus to comply with the provisions of the Securities Act and the rules and regulations of the Commission thereunder with respect to the disposition of all securities covered by such registration statement;

                  (ii) furnish to each Shareholder and underwriter, if any, prior to filing the Registration Statement or Prospectus or any amendment or supplement thereto, if requested, copies of such Registration Statement as proposed to be filed and thereafter furnish to such Shareholder and underwriter, if any, such number of copies of such Registration Statement, each amendment and supplement thereto (in each case including all exhibits thereto), the prospectus included in such Registration Statement (including each preliminary prospectus) and such documents incorporated by reference therein as such Shareholder or underwriter may reasonably request in order to facilitate the disposition of the Registrable Securities;

                  (iii) use its commercially reasonable efforts to cause such Registrable Securities to be registered with or approved by such other governmental agencies or authorities, if any, as may be necessary by virtue of the business and operations of the Buyer or its subsidiaries to enable the Shareholders to consummate the disposition of such Registrable Securities;

                  (iv) promptly notify each Shareholder, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the occurrence of an event requiring the preparation of a supplement or amendment to such registration statement or prospectus (including any request by the commission for the amending or supplementing of such registration statement or prospectus) and thereafter prepare and file, as promptly as practicable, any such necessary amendments or supplements.

                  (v) promptly notify the Shareholders of any stop order issued or threatened by the Commission and take all commercially reasonable steps required to prevent the entry of such order or to remove it if entered;

                  (vi) prepare and file with the Commission such amendments or supplements to such registration statement or prospectus as may be necessary to correct any statements or omissions if at the time when a prospectus relating to such securities is required to be delivered under the Securities Act, any event shall have occurred as the result of which such prospectus as then in effect would include an untrue statement of a material fact necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading:

                  (vii) enter into customary agreements (including an underwriting agreement in customary form) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of such Registrable Securities;

                  (viii) use its commercially reasonable efforts to cause all such Registrable Securities to be listed on each securities exchange or authorized to be quoted on the Nasdaq National Market, as applicable, on which similar securities issued by Buyer are then listed or authorized for quotation; and

                  (ix) cooperate with each Shareholder and each underwriter, if any, participating in the disposition of such Registration Securities and their respective counsel in connection with any filings required to be made with the National Association of Securities Dealers, Inc. (the "NASD").

            (g) Indemnification. (i) Buyer will indemnify and hold harmless each of the Shareholders against any losses, claims, damages or liabilities, joint or several, to which such Shareholder may become subject, under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, any preliminary prospectus or prospectus filed as a part thereof, or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse each of the Shareholders for any legal or other expenses reasonably incurred by such Shareholder in connection with investigating or defending any such action or claim; provided, however, that Buyer shall not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission made in the Registration Statement, any preliminary prospectus or the prospectus or any such amendment or supplement in reliance upon and in conformity with information furnished to Buyer expressly for use therein by the Shareholder claiming indemnification.

                  (ii) Each of the Shareholders will indemnify and hold harmless Buyer against any losses, claims, damages or liabilities to which Buyer may become subject, under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, any preliminary prospectus or the prospectus, or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in the Registration Statement, any preliminary prospectus or the prospectus or any such amendment or supplement in reliance upon and in conformity with information furnished to Buyer by such Shareholder expressly for use therein; and will reimburse Buyer for any legal or other expenses reasonably incurred by Buyer in connection with investigating or defending any such action or claim.

            (h) Rights Non-Assignable. No Shareholder may assign any of his or her rights under this Section 11.3.

            (i) Specific Performance. In addition to any other remedies which Shareholders may have at law or in equity, Buyer hereby acknowledges that the registration rights provided pursuant to this Section 11.3 are unique, and that the harm to the Shareholders resulting from a breach by Buyer of its obligation to register the Registrable Securities as provided herein, or for the term of the registration, as extended pursuant to subsection 11.3(a) if applicable, cannot be adequately compensated by damages. Accordingly, Buyer agrees that the Shareholders shall have the right to have this Section 11.3 specifically performed by Buyer and hereby agrees not to asset any objections to the imposition of the remedy of specific performance or any other equitable remedy by any court of competent jurisdiction.

      11.4 Shared Space and Rent. With respect to the premises at 311 Industrial Boulevard, Thomasville Georgia, which the Company now leases from Harry M. Tomlinson on a month-to-month basis: (a) Shareholders shall be entitled to use the portion of such premises not currently used by the Company until such time as Buyer notifies Shareholders that the Company intends to occupy all of such premises and (b) until such time as Buyer so notifies the Shareholders, Shareholders will promptly, on a monthly basis, reimburse the Company for one-half of all rent and other charges paid by the Company pursuant to such tenancy at will, provided that upon 60 days' written notice to Buyer and removal of Shareholders' personal property on such premises, Shareholders shall have no further obligations to Buyer with respect to such space.

      12. INDEMNIFICATION.

            12.1 Indemnification by Shareholders. Shareholders, jointly and severally, agree to defend, indemnify and hold Buyer, the Company and their respective officers, directors, affiliates, employees and agents, harmless from and against any claims by third persons (including, without limitation, the Environmental Protection Agency or any other federal, state or local government agency, board, department or body having jurisdiction over environmental matters or Environmental Laws), damages, diminution in value, liabilities, losses and expenses (including, without limitation, reasonable attorney's fees incurred in seeking indemnification hereunder or defending any claim by a third person, amounts paid in settlement of any claim or suit and costs of clean-up, restoration, remediation and removal), taxes, fines, penalties and interest, of any kind or nature whatsoever which may be sustained or suffered by Buyer or the Company or their respective officers, directors, affiliates, employees or agents, arising out of, based upon, or by reason of:

                  (a) a breach of any representation or warranty made by Shareholders in Sections 4.1 through 4.30 hereof, inclusive, or a failure to perform any agreement or covenant made by Shareholders anywhere else in this Agreement or in any other agreement delivered hereunder,

                  (b) any claim, action or proceeding asserted or instituted growing out of any matter or thing covered by such breached representation, warranty, agreement or covenant,

                  (c) the matters, if any, set forth on the Schedule of Specifically Indemnified Matters attached hereto as Schedule 12.1,

                  (d) INTENTIONALLY LEFT BLANK,

                  (e) any claim made by any person to, for or in respect of shares of the Company's capital stock or any interest therein or payment therefor,

                  (f) the generation, use, treatment, handling, storage or disposal, or arrangement for the use, treatment, handling, storage or disposal, of Hazardous Materials on, or release of Hazardous Materials to or from, the Real Property permitted, taken or made by the Company or any of its past or present officers, employees, agents or independent contractors, at any time prior to the Closing, whether or not in compliance with Environmental Laws then in force,

                  (g) the removal of Hazardous Materials from the Real Property and/or the ultimate disposition of such Hazardous Materials, by the Company or any of its past or present officers, employees, agents or independent contractors, at any time prior to the Closing, whether or not in compliance with Environmental Laws then in force,

                  (h) the use of the Real Property by the Company or any of its past or present officers, employees, agents or independent contractors, at any time prior to the Closing, in such a manner as to cause a violation of any Environmental Law or to give rise to any liability or obligation for the remediation or restoration of the Real Property or any other affected property, or for the treatment, storage, removal, disposal, release, arrangement for removal or disposal or transportation of any Hazardous Materials,

                  (i) any violations by the Company of Environmental Laws in relation to the Real Property occurring at any time prior to the Closing Date,

                  (j) a failure by the Company, at any time prior to the Closing, to obtain, maintain current, and comply with the terms and conditions of, all permits, approvals, identification numbers, licenses and other authorizations, and renewals thereof, required under Environmental Laws for the use and operation of the Real Property,

                  (k) the exposure of employees of the Company to Hazardous Materials on or in relation to the Real Property occurring at any time prior to the Closing Date, and

                  (l) any claim alleging that this Agreement or the consummation of the transactions contemplated hereby violates any obligation or duty owed by the Company or any of Shareholders to any person (other than Buyer and its affiliates) who was previously involved in discussions or negotiations with the Company or any of Shareholders for the acquisition by such person of the Company or its business.

provided, however, that (A) no indemnification shall be payable by Shareholders with respect to any claim by Buyer for breach of any representation or warranty made by Shareholders in Sections 4.1 through 4.30 hereof, inclusive, asserted by Buyer after the expiration or termination date, if any, prescribed for such representation or warranty in the proviso of the first sentence of Section 11.1 hereof, provided that once notice of any claim has been timely given, additional related claims arising out of substantially the same circumstances may be made at any time prior to the final resolution of such claim (by means of a final, non-appealable judgment of a court of competent jurisdiction, a binding arbitration decision or a settlement approved by the parties involved) even if such resolution occurs after the expiration or termination date, if any, prescribed for such representation or warranty in the proviso of the first sentence of Section 11.1 hereof, (B) no indemnification shall be payable by Shareholders with respect to any claim by

Buyer under any of clauses (f) through (k) of this Section 12.1 hereof asserted by Buyer after the fifth (5th) anniversary of the Closing Date, provided that once notice of any such claim has been timely given, additional related claims arising out of substantially the same circumstances may be made at any time prior to the final resolution of such claim (by means of a final, non-appealable judgment of a court of competent jurisdiction, a binding arbitration decision or a settlement approved by the parties involved) even if such resolution occurs after the fifth (5th) anniversary of the Closing Date, (C) INTENTIONALLY LEFT BLANK, (D) no indemnification shall be payable by Shareholders with respect to any claim by Buyer for breach of any representation or warranty made by Shareholders in Sections 4.1 through 4.30 hereof, inclusive (with the exception, however, of the representations and warranties in Sections 4.7(a), 4.7(b) and
4.25 hereof) until the total of such claims for indemnification shall exceed US $100,000 (the "Deductible"), in which event Buyer shall be entitled to recover the amount of such claims in excess of the Deductible, and (E) the aggregate liability of Shareholders for indemnification payable hereunder shall not exceed the Purchase Price. Any indemnification due from Shareholders to Buyer shall be paid in United States dollars. Notwithstanding anything to the contrary elsewhere herein contained, and without otherwise affecting the joint and several obligations of the Shareholders hereunder, neither Teppo Uuranniemi nor Heidi Uuranniemi shall have any liability or indemnification obligation to Buyer arising out of a breach of the representation and warranty made by Shareholders in subsection 4.7(l) hereof, it being the intention of the parties that only Jaakko Uuranniemi shall be responsible for any breach of subsection 4.7(l) hereof.

            12.2 Indemnification by Buyer. Buyer agrees to defend, indemnify and hold Shareholders, their officers, directors, affiliates, employees and agents, harmless from and against any claims by third persons, damages, diminution in value, liabilities, losses and expenses (including, without limitation, reasonable attorneys' fees incurred in seeking indemnification hereunder or defending any claim by a third person, and amounts paid in settlement of any claim or suit) of any kind or nature whatsoever which may be sustained or suffered by Shareholders or their officers, directors, affiliates, employees or agents, arising out of, based upon, or by reason of: (a) a breach of any representation or warranty made by Buyer in Sections 5.1 through 5.9 hereof, inclusive, or a failure to perform any agreement or covenant made by Buyer anywhere else in this Agreement or in any other agreement delivered hereunder and (b) any claim, action or proceeding asserted or instituted growing out of any matter or thing covered by such breached representation, warranty, agreement or covenant; provided, however, that (A) no indemnification shall be payable by Buyer with respect to any claim for breach of any representation or warranty made by Buyer in Sections 5.1 through 5.9 hereof, inclusive, asserted by Shareholders after the expiration or termination date, if any, prescribed for such representation or warranty in the proviso of the first sentence of Section
11.1 hereof, provided that once notice of any claim has been timely given, additional related claims arising out of substantially the same circumstances may be made at any time prior to the final resolution of such claim (by means of a final, non-appealable judgment of a court of competent jurisdiction, a binding arbitration decision or a settlement approved by the parties involved) even if such resolution occurs after the expiration or termination date, if any, prescribed for such representation or warranty in the proviso of the first sentence of Section 11.1 hereof, (B) no indemnification shall be payable by Buyer with respect to any claim for breach of any representation or warranty made by Buyer in Sections 5.1 through 5.9 hereof, inclusive, until the total of such claims for indemnification shall exceed the Deductible, in which event Shareholders shall be entitled to recover the amount of such claims in excess of the Deductible, and (C) the aggregate liability of Buyer for indemnification payable hereunder shall not exceed the Purchase Price. Any indemnification payments due from Buyer to Shareholders shall be paid in United States dollars.

            12.3 Notice, Defense of Claims. (a) Each party to this Agreement shall give prompt written notice to the other party to this Agreement of each claim for indemnification hereunder specifying the amount and nature of the claim, and of any matter which is likely to give rise to an indemnification claim. Failure to give timely notice of a matter which may give rise to an indemnification claim shall not affect the rights of the indemnified party to collect such claim from the indemnifying party except to the extent that failure to so notify causes actual prejudice to the indemnifying party's ability to defend such claim against a third party. In any case in which a claim for indemnification involves a claim brought by a third party ("Third Party Claim") and the indemnifying party has not exercised its rights to assume and control the defense of such matter as provided under subparagraph (b) of this Section 12.3, the indemnified party shall have the right (but not the obligation) to assume and control the defense of any such matter or its settlement at the indemnifying party's reasonable expense, provided that the indemnifying party may participate in the defense at its own expense and provided, further, that the indemnified party shall keep the indemnifying party informed as to the status of the defense and shall not take any significant action in the defense thereof or consent to entry of judgment or enter into any settlement thereof without the consent of the indemnifying party which shall not be unreasonably withheld or delayed. Where the indemnified party does not exercise its right to assume and control the defense of such matter or its settlement or the indemnifying party has exercised its rights to assume and control the defense of such matter as provided under subparagraph (b) of this Section 12.3, the indemnifying party shall assume and control the defense of such matter or its settlement at its own expense, provided that the indemnified party may participate in the defense at its own expense and, provided, further, that the indemnifying party will keep the indemnified party informed as to the status of the defense and will not, except with the consent of the indemnified party (which shall not be unreasonably withheld or delayed), consent to entry of any judgment or enter into any settlement which involves more than the payment of money or which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect of such claim or litigation.

                  (b) The indemnifying party will within thirty (30) days (or ten (10) days in the case of a Third Party Claim with respect to which a complaint has been filed) after receipt by the indemnifying party of the written notification from the indemnified party of the Third Party Claim advise the indemnified party whether the indemnifying party elects to assume and control the defense and settlement of the Third Party Claim. If the indemnifying party elects to assume and control the defense and settlement of the Third Party Claim, the indemnifying party shall provide to the indemnified party at the time of such election the following documents: (i) written notice that the indemnifying party undertakes such obligations and (ii) an agreement to indemnify the indemnified party for all damages, diminution in value, liabilities, losses and expenses with respect to such Third Party Claim in accordance with this Section 12. Upon the delivery of the above items, the indemnifying party will have the right to diligently, through counsel of its own choice, control the good faith defense or settlement of such Third Party Claim provided the indemnified party will have the right to participate in such defense and settlement discussions, through counsel of its own choice and at its own expense, and the indemnified party will have the right to approve any proposed settlement to the extent provided for in Section 12.3(a). Any failure on the part of the indemnifying party of notifying the indemnified party within the time period provided above regarding the election shall be deemed an election by the indemnifying party not to assume and control the defense and settlement of the Third Party Claim.

            12.4 No Tax Effect; Insurance Effect. (a) Indemnification for damages, liabilities, losses and expenses payable pursuant to the indemnification provisions in this Article 12 shall be on a dollar for dollar basis and shall be determined without regard to deductibility for tax purposes or other tax benefits to the indemnified party or any other person or entity resulting therefrom.

                  (b) The indemnifying party shall make any indemnification payments determined to be payable to the indemnified party hereunder promptly after such determination is made, without delay, and without regard to any expectation that the indemnified party will recover insurance proceeds as a direct result of the matter giving rise to the claim for which indemnification payments are to be made. The indemnified party shall have no obligation whatsoever to seek to recover or make a claim for insurance proceeds as a result of any matter giving rise to an indemnification claim of the indemnified party against the indemnifying party. Notwithstanding the foregoing, (1) if the indemnified party receives any insurance proceeds as a direct result of the matter giving rise to any indemnification claim of the indemnified party against the indemnifying party prior to the date upon which an indemnification payment in respect of such claim becomes due and payable, the indemnifying party's indemnification obligation with respect to such claim shall be reduced by the amount of any such insurance proceeds actually received by the indemnified party and (2) if the indemnified party receives any insurance proceeds as a direct result of the matter giving rise to any indemnification claim of the indemnified party against the indemnifying party after the indemnifying party has paid such indemnification claim to the indemnified party, then the indemnified party shall promptly turn over any such insurance proceeds received to the indemnifying party to the extent of the payments made by the indemnifying party to the indemnified party on the claim. As used in this Section 12.4(b), the term "insurance proceeds" shall mean and refer to payments made by an insurer in the nature of "true insurance" (excluding any payments, proceeds or recoveries under a so-called "self insurance" system).

      13. TERMINATION OF AGREEMENT.

            13.1 Termination. At any time prior to the Closing Date, this Agreement may be terminated (i) by the consent of Buyer and Shareholders; (ii) by Shareholders if there has been a material misrepresentation, breach of warranty or breach of agreement or covenant by Buyer in its representations, warranties, agreements and covenants set forth herein; (iii) by Buyer if there has a been a material misrepresentation, breach of warranty or breach of agreement or covenant by Shareholders in their representations, warranties, agreements and covenants set forth herein; (iv) by Shareholders if the conditions stated in Article 10 have not been satisfied at or prior to the Closing Date; (v) by Buyer if the conditions stated in Article 9 have not been satisfied at or prior to the Closing Date; or (vi) by Buyer or Shareholders if the Closing has not occurred before the close of business on November 30, 1998.

            13.2 Effect of Termination. If this Agreement shall be terminated as above provided, all obligations of the parties hereunder shall terminate without liability of any party to the other; provided however, that nothing in this
Section 13.2 shall prevent any party from seeking or obtaining damages or appropriate equitable relief for the breach of any representation, warranty, agreement or covenant made by any other party hereto.

            13.3 Right to Proceed. Anything in this Agreement to the contrary notwithstanding, if any of the conditions specified in Article 9 hereof have not been satisfied at or prior to the Closing, Buyer shall have the right to proceed with the transactions contemplated hereby without waiving any of its rights hereunder, and if any of the conditions specified in Article 10 hereof have not been satisfied at or prior to the Closing, Shareholders may determine to proceed with the transactions contemplated hereby without waiving any of their rights hereunder.

      14. HEIDI UURANNIEMI NON-COMPETITION COVENANT.

            14.1 Non-Competition. Heidi Uuranniemi agrees and covenants with Buyer and the Company that, for a period (the "Restrictive Period") from the date hereof until the third (3rd) anniversary of the Closing Date, she will not, without the prior written consent of Buyer and Company, directly or indirectly:
(a) form, acquire, finance, assist, support, provide premises, facilities, goods or services to, represent as a distributor or otherwise, or become associated in any capacity or to any extent, directly or indirectly with, an enterprise (a "Competing Business") which is engaged in the business of manufacturing, selling or distributing PVC pipe and/or pipe fittings anywhere within the territory (the "Territory") consisting of the United States of America and Canada; (b) interfere with or attempt to interfere with any officers, employees, representatives or agents of Buyer or the Company, or any of their affiliates, or induce or attempt to induce any of them to leave the employ of Buyer or the Company or any of their affiliates, or violate the terms of their contract with any of them; or (c) for the purpose of conducting or engaging in a Competing Business, call upon, solicit, advise or otherwise do, or attempt to do, business with any clients, suppliers, customers or accounts of Buyer or the Company or any of their affiliates or take away or interfere or attempt to interfere with any custom, trade, business or patronage of Buyer or the Company or any of their affiliates.

            14.2 Injunctive Relief. The parties hereto acknowledge and agree that any breach by any of Shareholders or his or her affiliates of the restrictive covenant contained in this Article 14 would cause irreparable injury to Buyer and/or the Company and that the remedy at law for any such breach would be inadequate, and Shareholders agree and consent that, in addition to any other available remedy, temporary and permanent injunctive relief may be granted in any proceeding which may be brought by Buyer or the Company to enforce such restrictive covenant without necessity of proof that any other remedy at law is inadequate.

            14.3 Enforcement. Buyer and Shareholders intend that the covenants of Section 14.1 shall be deemed to be a series of separate covenants, one for each county or province of each and every state, territory or jurisdiction of each country included within the Territory and one for each month of the Restrictive Period. If, in any judicial proceeding, a court shall refuse to enforce any of such covenants, then such unenforceable covenants shall be deemed eliminated from the provisions hereof for the purpose of such proceeding to the extent necessary to permit the remaining separate covenants to be enforced in such proceeding. If, in any judicial proceeding, a court shall refuse to enforce any one or more of such separate covenants because the total time thereof is deemed to be excessive or unreasonable, then it is the intent of the parties hereto that such covenants, which would otherwise be unenforceable due to such excessive or unreasonable period of time, be in force for such lesser period of time as shall be deemed reasonable and not excessive by such court.

      15. SHAREHOLDERS' NON-DISCLOSURE COVENANT.

            15.1 Non-Disclosure of Confidential Information. It is understood that the business of the Company acquired by Buyer hereunder is of a confidential nature. Prior to the date hereof the Company may have revealed and on or after the date hereof the Company may reveal to Shareholders Confidential Information (as hereinafter defined) concerning the Company or any of its affiliates which, if known to competitors thereof, would damage the business and operations of the Company. Each of the Shareholders agrees with Buyer and the Company that, for a period of five (5) years following the later of the Closing or the termination of his or her employment with the Company, he or she will not divulge or appropriate to his or her own use, or to the use of any third person, any Confidential Information.

            15.2 Definition of Confidential Information. As used herein, the term "Confidential Information" means the following oral or written information relating to the Company: know-how, technology, inventions, designs, methodologies, trade secrets, patents, secret processes and formulae, information and data relating to the development, research, testing, manufacturing, marketing, sale, distribution and uses of products, sources of supplies, budgets and strategic plans, the identity and special needs of customers, plants and other properties, and any other information which may give the Company an opportunity to obtain an advantage over its competitors who do not know or use such information, provided that the term "Confidential Information" shall not include (i) any such information that, prior to its use or disclosure by a Shareholder, can be shown to have been in the public domain or generally known or available to customers, suppliers or competitors of the Company through no breach of the provisions of this Article 15 or other non-disclosure covenants; (ii) any such information that, prior to its disclosure by a Shareholder, was rightfully in the receiving third party's possession, without violation of the provisions of this Article 15 or other non-disclosure covenants; and (iii) any such information that, prior to its disclosure by a Shareholder, was independently developed by the receiving third party without violation of the provisions of this Article 15 or other non-disclosure covenants.

            15.3 Injunctive Relief. The parties hereto acknowledge and agree that the breach by a Shareholder of the restrictive covenant contained in this
Article 15 would cause irreparable injury to Buyer and/or the Company and that the remedy at law for any such breach would be inadequate, and Shareholders agree and consent that, in addition to any other available remedy, temporary and permanent injunctive relief may be granted in any proceeding which may be brought by Buyer or the Company to enforce such restrictive covenant without necessity of proof that any other remedy at law is inadequate.

      16. MISCELLANEOUS.

            16.1 Expenses.

                  (a) Buyer and Shareholders shall pay the fees and expenses of their respective accountants and legal counsel incurred in connection with the transactions contemplated by this Agreement.

                  (b) Shareholders represent that no legal or accounting fees incurred in connection with the transactions contemplated hereby have been or will be paid by the Company.

                  (c) Buyer will pay the filing fee required in connection with any filing made under the HSR Act, provided that if this Agreement shall be terminated for any reason (whether by Buyer or Shareholders or both), or if the transactions contemplated hereby are not consummated for any reason, then, in either case, Shareholders shall promptly reimburse Buyer for one-half of such filing fee even if Buyer is in breach hereof or otherwise at fault.

                  (d) Shareholders agree to pay one-half of the cost of any environmental site assessment of the Real Property undertaken in connection with the transactions contemplated hereby, provided that the amount required to be paid by Shareholders under this subsection (d) of this Section 16.1 shall not in any event exceed US $3,500.

            16.2 Notices. Any notice or other communication required or permitted to be given to any party hereunder shall be in writing and shall be given to such party at such party's address set forth below or such other address as such party may hereafter specify by notice in writing to the other party. Any such notice or other communication shall be addressed as aforesaid and given by (1) certified mail, return receipt requested, with first class postage prepaid, (2) hand delivery, (3) reputable overnight courier or (4) facsimile transmission. Any notice or other communication will be deemed to have been duly given (1) on the fifth day after mailing, provided receipt of delivery is confirmed, if mailed by certified mail, return receipt requested, with first class postage prepaid, (2) on the date of service if served personally, (3) on the business day after delivery to an overnight courier service, provided receipt of delivery has been confirmed or (4) on the date of transmission if sent via facsimile transmission, provided confirmation of receipt is obtained promptly after completion of transmission.

            If to Shareholder  c/o Jaakko Uuranniemi
            or Shareholders:   4401 South Ocean Boulevard, Lot No. 10
                               Highland Beach, FLA 33487
                               Fax: ___________________

            With a Copy to:    Alexander & Van
                               P.O. Box 1479
                               Thomasville, GA 31799
                               Attn: Hill Smith
                               FAX: 912-228-0444; and

                               Troutman Sanders LLP
                               5200 NationsBank Building
                               600 Peachtree Street, NE
                               Atlanta, GA 30308
                               Attn: Stanley Hackett
                               Fax: 404-885-3995

            To Buyer:          AFC Cable Systems, Inc.
                               50 Kennedy Plaza
                               Suite 1250
                               Providence, Rhode Island 02903
                               Attn:  Ralph R. Papitto,
                               Chairman and Chief Executive Officer
                               Fax: (401) 453-2009

            With a copy to:    Adler Pollock & Sheehan  P.C.
                               2300 BankBoston Plaza
                               Providence, RI 02903
                               Attn: Stephen Geanacopoulos, Esq.
                               Fax: (401) 751-0604

            16.3 Waiver. The failure of any party hereto at any time or times hereafter to exercise any right, power, privilege or remedy hereunder or to require strict performance by the other or another party of any of the provisions, terms or conditions contained in this Agreement or in any other document, instrument or agreement contemplated hereby or delivered in connection herewith shall not waive, affect, or diminish any right, power, privilege or remedy of such party at any time or times thereafter to demand strict performance thereof; and no rights of any party hereto shall be deemed to have been waived by any act or knowledge of such party, or any of its agents, officers or employees, unless such waiver is contained in an instrument in writing, signed by such party. No waiver by any party hereto of any of its rights on any one occasion shall operate as a waiver of any other of its rights or any of its rights on a future occasion.

            16.4 Section Headings. The section headings in this Agreement are for convenience of reference only and shall not be deemed to be a part of this Agreement or to alter or affect any provisions, terms or conditions contained herein.

            16.5 Exhibits and Schedules. Any exhibits and schedules referenced herein shall be deemed to be attached hereto and made a part hereof. All references herein to this Agreement shall include all such exhibits and schedules. Any matter or fact which is disclosed in any numbered Schedule attached hereto by way of qualifying a correspondingly numbered representation and warranty made by Shareholders in Section 4 hereof shall be deemed to be disclosed in any other relevant Schedule attached hereto and to qualify the correspondingly numbered other representation and warranty made by Shareholders in Section 4 hereof if the relevance of such matter or fact to such other Schedule (and the correspondingly numbered other representation and warranty made by Shareholders in Section 4 hereof) is plainly apparent.

            16.6 Severability. Wherever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law. If any portion of this Agreement is declared invalid for any reason in any jurisdiction, such declaration shall have no effect upon the remaining portions of this Agreement which shall continue in full force and effect as if this Agreement had been executed with the invalid portions thereof deleted. Furthermore, the entirety of this Agreement shall continue in full force and effect in all other jurisdictions.

            16.7 Entire Understanding. This Agreement sets forth the entire agreement and understanding between the parties with respect to the subject matter hereof and merges any and all discussions, negotiations, letters of intent or agreements in principle between them. Neither of the parties shall be bound by any conditions, warranties, understandings or representations with respect to such subject matter other than as expressly provided herein, or as duly set forth on or subsequent to the date hereof in writing and signed by a duly authorized officer of the party to be bound thereby. Shareholders shall not be deemed to have made to Buyer any representation or warranty other than as expressly made by Shareholders herein. Without derogating from or impairing the representations and warranties made by Shareholders in Sections 4.1 through 4.30 hereof, inclusive, Buyer acknowledges that Shareholders make no representation or warranty to Buyer with respect to any projections, estimates or budgets, whether written or oral, heretofore delivered to or made available to Buyer, of future revenues, expenses or expenditures or future results of operations.

            16.8 Binding Effect. This Agreement shall be binding upon and shall inure to the exclusive benefit of the parties hereto and their respective heirs, executors, administrators, legal representatives, successors and permitted assigns. Except as otherwise expressly provided in this Agreement, this Agreement is not intended to, nor shall it, create any rights in any person other than the parties hereto and the Company.

            16.9 Governing Law. This Agreement is and shall be deemed to be a contract entered into and made pursuant to the laws of the State of Rhode Island and shall in all respects be governed, construed, applied and enforced in accordance with the laws of said State, without reference to its conflict of laws principles.

            16.10 Assignability. Neither this Agreement nor any rights or obligations hereunder are assignable by Shareholders without the prior written consent of Buyer. Buyer may at any time, without Shareholders' consent, assign all or any part of the rights and/or obligations of Buyer under this Agreement to any affiliate of Buyer, and any assignee of Buyer shall succeed to and be possessed of the rights of Buyer hereunder to the extent of the assignment made, provided, however, that any such assignment by Buyer shall not relieve Buyer of its obligations hereunder. In addition, at any time after the Closing, Buyer may, without Shareholders' consent, assign all or any part of its rights and/or obligations under this Agreement to any person who acquires either the stock of Buyer or the Company, or substantially all of the assets of the Company, by sale, merger or otherwise; provided, however, that any such assignment by Buyer shall not relieve Buyer of its obligations hereunder.

            16.11 Counterparts; Delivery by Facsimile. This Agreement may be executed in counterparts and by each party hereto on a separate counterpart, all of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier or facsimile transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

            16.12 Certain Definitions. For the purposes of this Agreement: (a) an "affiliate" of any specified person shall mean and include any person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such person, (b) an "affiliate" of any specified natural person shall mean and include not only any persons specified in clause (a) above but also the members of such person's immediate family, and (c) a "person" shall mean and include any natural person, firm, partnership, association, corporation, limited liability company, company, enterprise, unincorporated organization, trust, public body or government or any department, board, commission or agency thereof.

            16.13 Pronouns and Plurals. All pronouns used herein shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the person or persons may require in the context, and the singular form of nouns, pronouns and verbs will include the plural, and vice versa, whichever the context may require.

            16.14 Public Announcements. No announcement of the transactions contemplated hereby shall be made publicly by any party hereto without the advance written approval of Buyer and Shareholders, except such notice as is required by law. The content or text of such announcement shall be agreed upon by the Buyer and Shareholders, except such notice as is required by law where each party shall use its reasonable efforts to obtain the prior consent of the other party.

            16.15 Choice of Forum and Consent to Jurisdiction. Any action arising out of or under this Agreement, any other document, instrument or agreement contemplated herein or delivered pursuant hereto, or the transactions contemplated by this Agreement or any of such other documents, instruments or agreements, shall be brought only in a federal or state court having jurisdiction and venue in Rhode Island or Georgia, U.S.A., and each of the parties hereto hereby irrevocably submits to the jurisdiction of such courts and agrees that venue in Rhode Island and Georgia is proper. Shareholders hereby irrevocably designate, appoint and empower Troutman Sanders LLP, 5200 NationsBank Building, 600 Peachtree Street NE, Atlanta, Georgia 30308, and its successors as their authorized special agent to receive, for and on behalf of Shareholders and their affiliates, service of process in any such legal action or proceeding, a copy of such process to be sent in the manner required above for notices to such party. Buyer hereby irrevocably designates, appoints and empowers Adler Pollock & Sheehan P.C., 2300 BankBoston Plaza, Providence, Rhode Island 02903 and its successors, as its authorized special agent to receive, for and on behalf of Buyer and its affiliates, service of process in any such legal action or proceeding, a copy of such process to be sent in the manner require above for notices to such party. To the extent permitted by applicable law, final judgment against such party (a certified copy of which shall be conclusive evidence of the fact and of the amount of any indebtedness of such party hereunder) in any such legal action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on an unsatisfied judgment or similar proceeding. Each of the parties hereto hereby irrevocably waives and agrees not to assert, by way of motion, as a defense, or otherwise, in any legal action or proceeding, any defense or any claim that it is not personally subject to the jurisdiction of the above-named Rhode Island or Georgia courts for any reason, including claims that such party may be immune from the above-described legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, or otherwise), or that such proceeding is brought in an inconvenient or otherwise improper forum or that this Agreement or any of the other aforementioned documents, instruments or agreements, or the subject matter hereof or thereof, may not be enforced in or by such courts, or that the same are governed by the laws of a jurisdiction other than Rhode Island. Each of the parties hereby specifically agrees that it shall not bring any actions, suits or proceedings arising out of or under this Agreement, any other document, instrument or agreement contemplated herein or delivered pursuant hereto, or the transactions contemplated by this Agreement or any of such other documents, instruments or agreements, in the courts of any jurisdiction other than the above-named courts of Rhode Island and Georgia, that any such action brought by either party shall be dismissed upon the basis of the agreements, terms and provisions set forth in this Section 16.15, and that any order or judgment obtained in any such action from a court other than the courts of Rhode Island or Georgia, shall be void ab initio provided that, notwithstanding the foregoing provisions of this Section 16.15, either party may bring and enforce an action seeking injunctive or other equitable relief in any court of competent jurisdiction.

            IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                                         BUYER:
                                         AFC CABLE SYSTEMS, INC.


                                         By:______________________________
                                         Print Name:_______________________
                                         Title:_____________________________

SHAREHOLDERS:



Jaakko Uuranniemi



Teppo Uuranniemi


______________________________
Heidi Uuranniemi

                                    SCHEDULES

Schedule 4.2     - Schedule of Breaches, Defaults and Required Consents
Schedule 4.4     - Capitalization
Schedule 4.5     - Valid Title to Company Stock
Schedule 4.6(a)  - Schedule of Machinery and Equipment
Schedule 4.6(b)  - Schedule of Liens and Encumbrances
Schedule 4.6(d)  - Schedule of Personal Property Leases
Schedule 4.6(e)  - Schedule of Assets at Other Locations
Schedule 4.7     - Schedule of Real Property
Schedule 4.9     - Schedule of Regulatory Licenses, Consents, Permits
                   and Authorizations
Schedule 4.10(c) - Schedule of Liabilities
Schedule 4.10(e) - Schedule of Reserves Taken and Assets Written Down or Up
Schedule 4.11    - Schedule of Noncompliance with Laws
Schedule 4.12    - Schedule of Patents, Trademarks and Copyrights
Schedule 4.13    - Schedule of Contracts, Commitments and Intercompany
                   Transactions
Schedule 4.14    - Schedule of Litigation
Schedule 4.15    - Schedule of Changes
Schedule 4.16    - Schedule of Insurance
Schedule 4.18    - Schedule of Employee Benefit Plans
Schedule 4.23    - Schedule of Affiliation
Schedule 4.24    - Schedule of Shareholders
Schedule 4.25    - Taxes
Schedule 4.26    - Schedule of Product Warranties
Schedule 4.27    - Schedule of Product Liability Claims
Schedule 12.1    - Schedule of Specifically Indemnified Matters

                                    EXHIBITS

Exhibit A        - Escrow Agreement
Exhibit B        - Form of Buyer's Promissory Notes
Exhibit C        - Employment Agreement for Jaako Uuranniemi
Exhibit D        - Employment Agreement for Teppo Uuranniemi
Exhibit E        - Employment Agreement for Tuula Uuranniemi